The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153257

Subject To Completion. Dated September 14, 2009
Prospectus Supplement to Prospectus dated January 29, 2009

  Shares

Glimcher Realty Trust

Common Shares of Beneficial Interest

We are offering           common shares of beneficial interest, par value $0.01 per share.

The common shares are listed on the New York Stock Exchange under the symbol “GRT”. The last reported sale price of the common shares on September 11, 2009 was $4.38 per share.

See “Risk Factors” on page S-5 of this prospectus supplement and page 6 of our Annual Report on Form 10-K for the year ended December 31, 2008 to read about factors you should consider before buying the common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Glimcher Realty Trust	$	$

To the extent that the underwriters sell more than           common shares, the underwriters have the option to purchase up to an additional           shares from Glimcher Realty Trust at the initial price to public less the underwriting discount.

The underwriters expect to deliver the common shares against payment in New York, New York on September   , 2009.

Goldman, Sachs & Co.

KeyBanc Capital Markets

Prospectus Supplement dated September   , 2009

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making a decision about whether to invest in our common shares. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer and sale of these securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and certain other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about the securities we may offer from time to time, some of which may not apply to this offering of common shares. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

We have registered the common shares under a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) under Registration No. 333-153257. We are using this prospectus supplement and the accompanying prospectus to offer the common shares. You should read each of these documents and consider the information contained in the documents identified under the heading “Where You Can Find More Information” below before investing in our common shares. However, if any information in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

In this prospectus supplement and the accompanying prospectus, unless the context suggests otherwise, references to the “Company”, “we”, “GRT”, “us”, “our company”, and “our” mean Glimcher Realty Trust and its subsidiaries, taken as a whole. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We incorporate by reference in this prospectus the documents listed below (file number 001-12482) and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained or previously incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 (our “2008 Annual Report on Form 10-K”);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K filed on January 5, 2009, February 5, 2009, March 6, 2009, March 18, 2009 and September 1, 2009; and

•	the description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on October 21, 1993, and the information thereby incorporated by reference contained in the Company’s Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed with the SEC on September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading “Description of Shares of Beneficial Interest”.

You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Additionally, we will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement and accompanying prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. Requests for documents should be directed to Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, Attention: Investor Relations (telephone number (614) 621-9000).

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may”, “will”, “should”, “potential”, “intend”, “expect”, “endeavor”, “seek”, “anticipate”, “estimate”, “overestimate”, “underestimate”, “believe”, “plans”, “could”, “project”, “predict”, “continue”, “trend”, “opportunity”, “pipeline”, “comfortable”, “current”, “position”, “assume”, “outlook”, “remain”, “maintain”, “sustain”, “achieve”, “would” or other similar words or expressions. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made and are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law. Our future events, financial condition, business or other results, may differ materially from those anticipated and discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to:

•	changes in political, economic or market conditions generally, and the real estate and capital markets specifically;

•	impact of increased competition;

•	availability of capital and financing;

•	tenant or joint venture partner(s) bankruptcies;

•	failure to increase mall store occupancy and same-mall operating income;

•	rejection of leases by tenants in bankruptcy;

•	financing and development risks;

•	construction and lease-up delays;

•	cost overruns;

•	the level and volatility of interest rate;

•	the rate of revenue increases as compared to expense increases;

•	the financial stability of tenants within the retail industry;

•	our failure to make additional investments in regional mall properties and to redevelop properties;

•	our failure to complete proposed or anticipated acquisitions;

•	the failure to sell properties as anticipated (including the failure to complete the sale of our Lloyd Center property described under “Summary — Recent Developments — Proposed Sale of Lloyd Center and Effect on Consolidated Financial Statements”) and to obtain estimated sale prices;

•	the failure to upgrade our tenant mix;

S-iv

•	restrictions in current financing arrangements;

•	our failure to comply or remain in compliance with the covenants in our debt instruments, including, but not limited to, the covenants under our corporate credit facility;

•	our failure to complete the proposed amendments to our corporate credit facility;

•	the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expense;

•	the impact of changes to tax legislation and, generally, our tax position;

•	our failure to qualify as a real estate investment trust;

•	the failure to refinance debt at favorable terms and conditions;

•	an increase in impairment charges with respect to other properties as well as impairment charges with respect to properties for which there has been a prior impairment charge;

•	loss of key personnel;

•	material changes in our dividend rates on our securities or the ability to pay our dividend on our common shares or other securities;

•	possible restrictions on our ability to operate or dispose of any partially-owned properties;

•	failure to achieve earnings/funds from operations targets or estimates;

•	conflicts of interest with existing joint venture partners;

•	changes in generally accepted accounting principles or interpretations thereof;

•	terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us;

•	the unfavorable resolution of legal proceedings;

•	the impact of future acquisitions and divestitures;

•	bankruptcies of and other failures to perform by lending institutions within our construction loans and corporate credit facility;

•	significant costs related to environmental issues; and

•	other risks listed from time to time in this prospectus supplement and in our other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement and in reports we file with the SEC. The aforementioned risks and uncertainties are only a summary and are not intended to be an exhaustive list. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward looking statements, please see the discussion under the caption in this prospectus supplement entitled “Risk Factors” and the Risk Factors section of our 2008 Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus, or, if applicable, the date of a document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements.

S-v

SUMMARY

This summary highlights certain information about us and this offering. This summary may not contain all of the information that may be important to you. To understand the terms of the common shares, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus including the information set forth under the caption “Risk Factors” in this prospectus supplement, and the information incorporated therein by reference.

Glimcher Realty Trust

Glimcher Realty Trust is a fully-integrated, self-administered and self-managed Maryland real estate investment trust (“REIT”) which was formed on September 1, 1993 to continue the business of The Glimcher Company and its affiliates, of owning, leasing, acquiring, developing and operating a portfolio of retail properties consisting of regional and super regional malls and community shopping centers. We own (or hold an ownership position via joint venture arrangements), lease, manage and develop a portfolio of retail properties (“Properties”) consisting of enclosed regional malls and open-air lifestyle centers (“Malls”), and community shopping centers (“Community Centers”). All of our properties are held by, and our operations are conducted through Glimcher Properties Limited Partnership, a Delaware limited partnership (“GPLP”) or by entities in which GPLP has a direct or indirect interest. Our wholly-owned subsidiary, Glimcher Properties Corporation (“GPC”), is the sole general partner of GPLP. As of June 30, 2009, we owned approximately 92.2% of GPLP’s outstanding common units and GPC owned 0.5% of GPLP’s outstanding common units.

At June 30, 2009, the Properties consisted of 23 Malls (20 wholly-owned and 3 partially-owned through joint ventures), located in 14 states, that contain an aggregate of approximately 20.1 million square feet of gross leasable area (“GLA”) and 4 Community Centers (3 wholly-owned and 1 partially owned through joint ventures), located in three states, that contain an aggregate of approximately 779,000 square feet of GLA. As of June 30, 2009, the occupancy rate for all of the Properties (including Malls and Community Centers owned through joint ventures) was 92.1% of GLA. The occupied GLA was leased at 83.5%, 9.7% and 6.8% to national, regional and local retailers, respectively at June 30, 2009. Occupied space of our Properties is defined as any space where a store is open or a tenant is paying rent as the applicable date indicates, excluding all tenants with leases having an initial term of less than one year. The occupancy percentage is calculated by dividing the occupied space into the total available space to be leased. As of June 30, 2009, the Properties had annualized minimum rents of $200.6 million. Approximately 79.5%, 8.5% and 12.0% of the annualized minimum rents of the Properties as of June 30, 2009 were derived from national, regional, and local retailers, respectively. No single tenant represents more than 3.3% of the aggregate annualized minimum rents of the Properties as of June 30, 2009.

Our executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000. Our website address is www.glimcher.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which is not part of this prospectus supplement or accompanying prospectus.

We refer you to the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as described in the section “Where You Can Find More Information” above for more information about us and our businesses.

Risk Factors

An investment in our common shares involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-5 of this prospectus supplement and in the “Risk Factors” section included in our 2008 Annual Report on Form 10-K, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Recent Developments

Proposed Amendments to Credit Facility

We have a revolving unsecured credit facility (the “Credit Facility”) which provides for up to $470 million in unsecured advances from certain participating banks, with KeyBank National Association (“KeyBank”), as administrative agent. KeyBanc Capital Markets Inc., an affiliate of KeyBank and an underwriter in this offering, serves as the lead arranger and book manager under the Credit Facility. The Credit Facility matures on December 13, 2009 and has a one-year extension option available to us, subject to the satisfaction of certain conditions. At June 30, 2009, the outstanding balance on the Credit Facility was $376.4 million and we were in compliance with all covenants under the Credit Facility as of that date.

As of the date of this prospectus supplement, we have received non-binding commitments from all of the participating banks that are current under the Credit Facility consenting to certain amendments to the Credit Facility. Specifically, the commitments provide for an additional one-year extension option, subject to the satisfaction of certain conditions, that would allow for the extension of the maturity date of the Credit Facility to December 13, 2011. The commitments are also modifying the Credit Facility to:

•	increase the maximum recourse debt limitation from 20% of our total asset value (“TAV”) to 27.5% of TAV, assuming our capitalization rate (used for calculating TAV) is increased from 7.5% to 8.5%;

•	reduce the minimum fixed charge covenant from 1.50 to 1.35, with a further reduction to 1.30 permitted if we complete $150 million in asset sales, including the sale of our Lloyd Center property described below, and permanently reduce the amount available under the Credit Facility to $350 million or less;

•	increase the maximum leverage covenant from 65% to 72.5%, with agreed upon reductions to 70% and 67.5% as of March 31, 2010 and March 31, 2011, respectively, assuming our capitalization rate is increased from 7.5% to 8.5%;

•	reduce the minimum total net worth covenant from $1.0 billion to $600 million;

•	secure the Credit Facility with a first mortgage on all current and future unencumbered assets;

•	include certain reduction schedules for the outstanding amount of the Credit Facility, including reductions based upon our ability to raise additional equity, with a reduction of the Credit Facility to no greater than $410 million if we successfully raise a minimum of $75 million of common equity prior to December 31, 2009 (including equity raised in connection with this offering), and corresponding reductions thereafter to $375 million and $325 million by December 14, 2010 and June 30, 2011, respectively;

•	increase the interest rate to LIBOR plus 4.0% with a LIBOR floor of 1.5%;

•	limit distributions on our common shares to the greater of $0.40 per common share annually or the minimum amount required to maintain REIT status; and

•	fees of approximately 2.0% for the Credit Facility modifications.

The amendments to the Credit Facility described above are subject to the execution of definitive documentation between us and the participating banks. We expect such definitive documentation to be executed before the Credit Facility matures on December 13, 2009, although there can be no assurance that this will occur.

Proposed Sale of Lloyd Center and Effect on Consolidated Financial Statements

On September 4, 2009, our affiliate, LC Portland LLC (“LC Portland”) entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) for the sale of our Lloyd Center property, a fully enclosed regional mall containing approximately 1,424,027 square feet of GLA located in Portland, Oregon (the “Lloyd Property”), to Merlone Geier Partners IX, L.P. (“Merlone”), a third-party purchaser not affiliated with us. Subject to the terms and provisions of the Purchase Agreement, the total purchase price to be paid by Merlone to LC Portland for the Lloyd Property is approximately $192 million, subject to prorations and certain other adjustments. The Purchase Agreement also provides for the assumption by Merlone of the underlying mortgage indebtedness associated with the Lloyd Property.

The Purchase Agreement contains terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature. The Purchase Agreement also permits Merlone to conduct an examination and inspection of the Lloyd Property and related due diligence documents until September 30, 2009 (the “Due Diligence Period”). Merlone may, in its sole discretion, terminate the Purchase Agreement by giving written notice to LC Portland on or before the last day of the Due Diligence Period. The transaction also remains subject to certain other customary closing conditions and approvals. We expect the transaction to close before the end of 2009.

We intend to apply the net proceeds of the sale of the Lloyd Property pursuant to the Purchase Agreement to general corporate purposes, which may include the reduction of outstanding amounts under our Credit Facility.

As a result of entering into the Purchase Agreement, the assets and operations associated with the Lloyd Property will be reclassified and reported as discontinued operations, beginning with our results of operations for our third fiscal quarter ending September 30, 2009. See “Unaudited Pro Forma Financial Information” in this prospectus supplement for information regarding the effect of the reclassification of the Lloyd Property as discontinued operations on our historical financial statements.

Conveyance of Eastland Mall Property

During 2008, we executed an agreement (the “Loan Modification Agreement”), effective as of September 11, 2008, with the lender of the mortgage loan for Eastland Mall in Charlotte, North Carolina (the “Charlotte Eastland Mall”) that amended and modified certain terms and conditions of the then existing mortgage loan agreement.

Under the Loan Modification Agreement, the loan prepayment date was extended from September 11, 2008 to the earlier of September 11, 2009 or the date on which the mall is sold to a third party. The Loan Modification Agreement also required us to fund mall operating costs (up to a specified cost limit) and to operate the mall for a period of time from September 11, 2008 until the earlier of September 11, 2009 or the earliest date on which we have funded mall operating costs in an aggregate amount equal to the aforementioned cost limitation (the “Modification Period”). The Loan Modification Agreement also provided that in the event of a default or upon the expiration of the Modification Period, the lender has the right to acquire possession of and title to the mall. Because the mall was not sold to a third party by the end of the Modification Period, we were required to convey the mall to the lender and the lender was required to accept such conveyance.

On September 11, 2009, we executed documents to effect the conveyance of the mall to the lender in accordance with the terms of the Loan Modification Agreement. Our historical financial statements classify the Charlotte Eastland Mall as held for sale, therefore it is not necessary to show the pro forma effect of the transaction.

The Offering

Issuer	Glimcher Realty Trust, a Maryland real estate investment trust.
Common Shares Offered	common shares of beneficial interest, $0.01 par value per share ( common shares if the underwriters’ option to purchase additional shares is exercised in full).
Common Shares to be Outstanding after this Offering	common shares(1)
Use of Proceeds	We estimate that the net proceeds from the sale of our common shares in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $ (or approximately $ if the underwriters exercise their option to purchase additional shares in full).
We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, reducing the outstanding principal amount under our Credit Facility. Pending such usage, we expect to invest proceeds in short term instruments. See “Use of Proceeds”.
Restrictions on Ownership	In order to assist us in maintaining our
qualification as a real estate investment trust for federal income tax purposes, ownership, actually or constructively, by any person of more than 8.0% of the lesser of the number or value (in either case as determined in good faith by our board of trustees) of our common shares is restricted by our Amended and Restated Declaration of Trust (the “Declaration of Trust”), subject to certain exceptions. See “Description of Common Shares — Restrictions on Ownership and Transfer” in the accompanying prospectus.
NYSE Symbol	“GRT”

(1)	Based upon 38,040,031 common shares outstanding at September 11, 2009. Excludes (i) common shares that may be sold by us if the underwriters exercise their option to purchase additional shares in full, (ii) 1,733,402 common shares that may be issued as part of our distribution reinvestment and share purchase plan, and (iii) 2,055,552 common shares reserved and available for future issuance as of September 11, 2009 under our share-based compensation plans, of which approximately 1,681,441 common shares were subject to outstanding options with a weighted average exercise price of $19.30 per share as of September 11, 2009.

For additional information regarding our common shares, see “Description of Common Shares” in the accompanying prospectus. For a description of the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common shares, see “Supplemental United States Federal Income Taxation of the Company” in this prospectus supplement and also “United States Federal Income Taxation of the Company” in the accompanying prospectus.

RISK FACTORS

Investing in our common shares involves risks and uncertainties that could affect us and our business as well as the real estate industry generally. Before you invest in our common shares, in addition to the other information in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors below and under the heading “Risk Factors” in our 2008 Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance or business operations.

Recent disruptions in the financial markets could affect our ability to obtain financing or have other adverse effects on us or the market price of our common shares.

The United States and global equity and credit markets have recently experienced significant price volatility and liquidity disruptions which have caused the market prices of stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have had a significant negative impact on liquidity in the financial markets, making terms for certain financings less attractive or unavailable. Continued uncertainty in the equity and credit markets will negatively impact our ability to access additional financing at reasonable terms or at all. In the event of a debt financing, our cost of borrowing in the future will likely be significantly higher than historical levels. In the case of a common equity financing, the disruptions in the financial markets could continue to have a material adverse effect on the market value of our common shares, potentially requiring us to issue more shares than we would otherwise have issued with a higher market value for our common shares. These financial market circumstances will negatively affect our ability to make acquisitions, undertake new development projects and refinance our debt. These circumstances have also made it more difficult for us to sell properties and may adversely affect the price we receive for properties that we do sell, as prospective buyers are experiencing increased costs of financing and difficulties in obtaining financing. There is a risk that government responses to the disruptions in the financial markets will not restore consumer confidence, stabilize the markets or increase liquidity and the availability of equity or credit financing.

Current market conditions are also adversely affecting many of our tenants and their businesses, including their ability to pay rents when due. Tenants may decide not to renew leases, and we may not be able to re-let the space. The terms of renewals, including the cost of required improvements or concessions, may be less favorable than current lease terms. As a result, our cash flow could decrease and our ability to make distributions to our shareholders could be adversely affected.

Our shareholders will experience dilution as a result of this offering.

Based on the issuance of common shares in this offering, the receipt of the expected net offering proceeds and the use of those proceeds, we expect this offering to have a dilutive effect on our previously announced expected diluted funds from operations per share for the full-year 2009. The actual amount of the dilutive impact cannot be determined at this time and is based on numerous factors, including the ultimate application of the proceeds from this offering.

The price of our common shares is volatile and may decline.

The market price of our common shares may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common shares. Among the factors that could affect the market price of our common shares are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

•	speculation in the press or investment community;

•	any changes in our distribution policy;

•	any sale or disposal of portfolio properties;

•	any future issuances of equity securities;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	general market conditions and, in particular, developments related to market conditions for the real estate industry;

•	proposed or adopted regulatory changes or developments; or

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us.

There may be future dilution of our common shares and resales of our common shares in the public market following the offering may cause the market price for our common shares to fall.

Our Declaration of Trust authorizes our board of trustees to, among other things, issue additional common or preferred shares or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional common or preferred shares or convertible securities could be substantially dilutive to shareholders of our common shares. Moreover, to the extent that we issue restricted share units, share appreciation rights, options, or warrants to purchase our common shares in the future and those share appreciation rights, options, or warrants are exercised or the restricted share units vest, our shareholders may experience further dilution. Holders of our common shares have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. Furthermore, the resale by shareholders of our common shares in the public market following this offering or any future offering could have the effect of depressing the market price for our common shares.

After this offering, we expect our cash dividend per share to be reduced based on the number of shares ultimately issued in this offering.

After this offering, we expect that our current cash dividend per share of $0.40 on an annualized basis, will be reduced based on the number of common shares ultimately issued in this offering. However, the decision to declare and pay dividends on our common shares in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of trustees. See “Price Range of Common Shares and Dividends”.

We may change the dividend policy for our common shares in the future.

A recent Internal Revenue Service, or IRS, revenue procedure allows us to satisfy our REIT distribution requirement with respect to a taxable year ending on or before December 31, 2009 by distributing up to 90% of our dividends in common shares in lieu of paying dividends entirely in cash. Although we reserve the right to utilize this procedure with respect to a taxable year ending on or before December 31, 2009, we have not done so and do not currently have any intention to do so with respect to any of our regular quarterly dividends. The issuance of common shares in lieu of paying dividends in cash could have a dilutive effect on our earnings per share and funds from operations per share and could result in the resale by shareholders of our common shares in the public market following such a distribution, which could have the effect of depressing the market price for our common shares.

In the event that we pay a portion of a dividend in common shares, taxable U.S. shareholders would be required to pay tax on the entire amount of the dividend, including the portion paid in common shares, in which case such shareholders might have to pay the tax using cash from other sources. If a U.S. shareholder sells the common shares it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common shares at the time of the sale. Furthermore, with respect to non-U.S. shareholders, we may be required to withhold U.S. tax with respect to such dividend, including with respect to all or a portion of such dividend that is payable in common shares. In addition, if a significant number of our shareholders sell our common shares in order to pay taxes owed on dividends, such sales may put downward pressure on the market price of our common shares.

The decision to declare and pay dividends on our common shares in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of trustees and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, the distribution requirement necessary for us to both maintain our REIT qualification under the Internal Revenue Code of 1986, as amended, or the Code, and avoid (and/or minimize) the income and/or excise tax liability that we would otherwise incur under the rules applicable to REITs on our taxable income and gain that we do not distribute, state law and such other factors as our board of trustees deems relevant. If the amendments to our Credit Facility become effective, distributions on our common shares will be limited to the greater of $0.40 per common share annually or the minimum amount required to maintain REIT status. Any change in our dividend policy could have a material adverse effect on the market price of our common shares.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common shares as to distributions and in liquidation, which could negatively affect the value of our common shares.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred shares, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common shares. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

We may fail to complete the sale of our Lloyd Center property or obtain the benefits intended from the disposition.

Our affiliate LC Portland has entered into an agreement for the sale of our Lloyd Center property. Our Lloyd Center property is a significant asset of ours and accounted for approximately 9% of our total revenues in the first six months of 2009. The completion of the sale remains subject to various conditions, including satisfactory completion of due diligence by the buyer during the Due Diligence Period ending on September 30, 2009. Failure to complete the sale, or to complete the sale in a timely manner, may adversely affect our business and results of operations. Furthermore, the anticipated benefits of the sale may not be realized fully, or at all, or may take longer to realize than may be expected. See “Summary — Recent Developments — Proposed Sale of Lloyd Center and Effect on Consolidated Financial Statements” above for more information regarding the proposed sale.

We may not be able to effect the proposed amendments to our Credit Facility.

We have received non-binding commitments from all of the participating banks that are current under our Credit Facility consenting to certain amendments to the Credit Facility. See “Summary — Recent Developments — Proposed Amendments to Credit Facility” above for more information regarding the proposed amendments. The Credit Facility matures on December 13, 2009, and has a one-year extension option, subject to satisfaction of certain financial covenants under the Credit Facility. The amendments to the Credit Facility are subject to execution of definitive documentation between us and the participating banks, and there is no assurance that we will be able to effect the proposed amendments. We intend to exercise our extension option as provided for under the Credit Facility. While we believe we are currently in compliance with all financial covenants under the Credit Facility, there is no assurance that we will be able to satisfy all conditions to allow for such an extension. Failure to effect the proposed amendments to the Credit Facility, or otherwise extend the Credit Facility, could adversely affect our liquidity and cash reserves.

The proposed amendments to the Credit Facility may prevent us from distributing 100% of our REIT taxable income, which would cause us to be subject to corporate income tax on our undistributed income.

The proposed amendments to the Credit Facility would limit distributions on our common shares to the greater of $0.40 per common share annually or the minimum amount required to maintain REIT status. We are generally required to distribute an amount equal to 90% of our REIT taxable income to maintain REIT status, and may be restricted from distributing 100% of our REIT taxable income pursuant to the proposed amendment. To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, we would be subject to tax on undistributed amounts at regular corporate rates. For a more detailed description of the annual distribution requirement for a REIT, please see “United States Federal Income Taxation of the Company — Annual Distribution Requirements” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common shares we are offering with this prospectus supplement will be approximately $      million (or approximately $      million if the underwriters exercise their option to purchase additional shares in full). “Net proceeds” is what we expect to receive after paying expenses of the offering, which we estimate will be approximately $275,000.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, reducing the outstanding principal amount under our Credit Facility. Pending such usage, we expect to invest proceeds in short term instruments. Our Credit Facility has a scheduled maturity date of December 13, 2009, with a one-year extension option available to us upon satisfaction of certain conditions, and an interest rate ranging from LIBOR plus 0.95% to LIBOR plus 1.40%. If the proposed amendments to our Credit Facility become effective, the applicable interest rate will change in accordance with the terms of the amendment. See “Summary — Recent Developments — Proposed Amendments to Credit Facility” above for more information regarding the proposed amendments.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Our common shares are listed and traded on the New York Stock Exchange, or NYSE, under the symbol “GRT”. The high and low sales price per common share as reported by the NYSE Composite Tape and the cash distributions paid per share are set forth below for the periods indicated.

			Distribution
	Shares		Per Common
	High	Low	Share

2009:
First Quarter	$3.75	$0.93	$0.1000
Second Quarter	$3.90	$1.28	$0.1000
Third Quarter (through September 11, 2009)	$4.48	$2.41	—
2008:
First Quarter	$15.00	$10.31	$0.3200
Second Quarter	$13.46	$10.82	$0.3200
Third Quarter	$11.62	$8.45	$0.3200
Fourth Quarter	$10.37	$0.75	$0.3200
2007:
First Quarter	$29.69	$25.89	$0.4808
Second Quarter	$28.20	$24.95	$0.4808
Third Quarter	$25.75	$19.39	$0.4808
Fourth Quarter	$24.73	$13.77	$0.4808

The last reported sales price of the common shares on the NYSE on September 11, 2009 was $4.38 per share. As of September 11, 2009, there were approximately 776 registered holders of common shares.

We intend to continue to declare quarterly distributions to shareholders of record on our common shares. We cannot assure you as to the amounts or timing of future distributions as such distributions are subject to our funds from operations, earnings, financial condition, capital requirements and such other factors as our board of trustees deems relevant. If the proposed amendments to our Credit Facility become effective, distributions on our common shares will be limited to the greater of $0.40 per common share annually or the minimum amount required to maintain REIT status.

We have determined that, for federal income tax purposes, approximately 56.7% of the $0.96 per share distribution paid for 2008 represented a return of capital to common shareholders. We cannot provide assurances as to what portion of future distributions will constitute return of capital for federal income tax purposes.

Our distribution reinvestment and share purchase plan allows shareholders or unit holders, at their election, to acquire additional common shares by automatically reinvesting cash distributions in amounts of not less than $100 and no more than $3,000 per calendar quarter, without payment of any brokerage commission or service charge. Common shares are acquired at a price equal to the prevailing market price of such common shares, without payment of any brokerage commission or service charge. Shareholders who do not participate in the share purchase plan continue to receive cash distributions, as declared and paid.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2009, on an actual basis and an as adjusted basis to give effect to: (1) the offer and sale of           common shares (excluding the effect of the underwriters’ option to purchase           additional common shares) at the public offering price set forth on the cover page of this prospectus supplement, after deducting the underwriting discount and estimated transaction costs and (2) the application of the net proceeds of this offering to reduce outstanding borrowings under the Credit Facility as described in “Use of Proceeds” in this prospectus supplement.

This table should be read in conjunction with our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and incorporated by reference in this prospectus supplement.

	As of June 30, 2009
	Actual	Adjustments	As Adjusted
		(In thousands)

Debt:
Mortgage notes payable	$1,219,120	$—	$1,219,120
Mortgage notes payable associated with properties held-for-sale	42,229	—	42,229
Notes payable(1)	376,413

Total debt	1,637,762
Shareholders’ equity:
Series F Cumulative Preferred Shares of Beneficial Interest	60,000	—	60,000
Series G Cumulative Preferred Shares of Beneficial Interest	150,000	—	150,000
Common Shares of Beneficial Interest, $0.01 par value, 38,028,533 shares issued and outstanding as of June 30, 2009 ( shares issued and outstanding as adjusted)(2)	380
Additional paid in capital	564,601
Distribution in excess of accumulated earnings	(649,635)	—	(649,635)
Accumulated other comprehensive income (loss)	(5,381)	—	(5,381)

Total shareholders’ equity	119,965
Noncontrolling interest	(840)

Total equity	119,125

Total capitalization	$1,756,887	—	$1,829,684

(1)	At September 11, 2009, the outstanding balance under our Credit Facility totaled $390.6 million.

(2)	Common shares issued and outstanding and as adjusted excludes (i) 2,986,142 common shares which may be issued upon redemption of units of partnership interest of GPLP and (ii) 1,681,441 common shares which may be issued upon exercise of outstanding options at June 30, 2009 granted under our existing incentive plans. Does not include up to common shares subject to the underwriters’ option to purchase additional shares.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We have prepared the following unaudited pro forma consolidated financial information by applying pro forma adjustments to our historical unaudited consolidated balance sheet as of June 30, 2009, our historical audited consolidated statements of operations and comprehensive income for the fiscal years ended December 31, 2008, 2007 and 2006 and the historical unaudited consolidated statements of operations and comprehensive income for the six-months ended June 30, 2009 and 2008.

The unaudited pro forma condensed consolidated statements of operations give effect to the proposed disposition by us of the Lloyd Property as described above in “Summary — Recent Developments — Proposed Sale of Lloyd Center and Effect on Consolidated Financial Statements” (the “Proposed Lloyd Property Disposition”) as if it had been sold as of January 1, 2006. The unaudited pro forma consolidated balance sheet gives effect to the Proposed Lloyd Property Disposition as if it had been sold as of June 30, 2009. The unaudited pro forma consolidated financial information set forth below is presented in accordance with Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. We based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances.

We are providing the unaudited pro forma consolidated financial information for informational purposes only. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the Proposed Lloyd Property Disposition actually occurred on the dates assumed, nor do they purport to project our results of operations for any future period or as of any future date. You should read the unaudited pro forma consolidated financial information in conjunction with the “Capitalization” sections of this prospectus supplement, and the audited and unaudited consolidated financial statements and related notes appearing in our filings under the Exchange Act incorporated by reference into this prospectus supplement. See “Where You Can Find More Information”.

Pro Forma Consolidated Balance Sheet
June 30, 2009
(Unaudited)
(Dollars in thousands, Except Share and Par Value Amounts)

		Pro Forma
	Historical(1)	Adjustments	Pro Forma

ASSETS
Investment in real estate:
Land	$245,506	$(38,566)	$206,940
Buildings, improvements and equipment	1,772,277	(158,471)	1,613,806
Developments in progress	99,600	(30,138)	69,462

	2,117,383	(227,175)	1,890,208
Less accumulated depreciation	588,343	(49,576)	538,767

Property and equipment, net	1,529,040	(177,599)	1,351,441
Deferred costs, net	18,508	(1,641)	16,867
Real estate assets held-for-sale	45,271	—	45,271
Investment in and advances to unconsolidated real estate entities	131,130	—	131,130

Investment in real estate, net	1,723,949	(179,240)	1,544,709

Cash and cash equivalents	14,004	62,012	76,016
Non-real estate assets associated with discontinued operations	1,282	—	1,282
Restricted cash	13,842	—	13,842
Tenant accounts receivable, net	33,646	(1,626)	32,020
Deferred expenses, net	7,805	(450)	7,355
Prepaid and other assets	35,156	(864)	34,292

	$1,829,684	$(120,168)	$1,709,516

LIABILITIES AND EQUITY
Mortgage notes payable	$1,219,120	$(127,567)	$1,091,553
Mortgage notes payable associated with properties held-for-sale	42,229	—	42,229
Notes payable	376,413	—	376,413
Other liabilities associated with discontinued operations	531	—	531
Accounts payable and accrued expenses	63,803	(176)	63,627
Distributions payable	8,463	—	8,463

	1,710,559	(127,743)	1,582,816

Glimcher Realty Trust shareholders’ equity:
Series F Cumulative Preferred Shares of Beneficial Interest, $0.01 par value, 2,400,000 shares issued and outstanding	60,000	—	60,000
Series G Cumulative Preferred Shares of Beneficial Interest, $0.01 par value, 6,000,000 shares issued and outstanding	150,000	—	150,000
Common Shares of Beneficial Interest, $0.01 par value, 38,028,533 shares issued and outstanding as of June 30, 2009	380	—	380
Additional paid-in capital	564,601	—	564,601
Distributions in excess of accumulated earnings	(649,635)	7,023	(642,612)
Accumulated other comprehensive loss	(5,381)	—	(5,381)

Total Glimcher Realty Trust shareholders’ equity	119,965	7,023	126,988
Noncontrolling interest	(840)	552	(288)

Total equity	119,125	7,575	126,700

Total liabilities and equity	$1,829,684	$(120,168)	$1,709,516

(1)	Reflects our consolidated historical balance sheet as of June 30, 2009, as contained in the historical consolidated financial statements and notes thereto presented in our Form 10-Q for the quarter ended June 30, 2009.

Pro Forma Condensed Consolidated Statements of Operations
For the Years Ended December 31, 2008, 2007 and 2006
(Unaudited)
(Dollars in thousands, except per share amounts)

	2008			2007			2006
		Pro Forma			Pro Forma			Pro Forma
	Historical(1)	Adjustments	Pro Forma	Historical(1)	Adjustments	Pro Forma	Historical(1)	Adjustments	Pro Forma

Revenues:
Minimum rents	$192,980	$(18,349)	$174,631	$186,064	$(18,201)	$167,863	$181,866	$(18,125)	$163,741
Percentage rents	5,915	(438)	5,477	6,130	(794)	5,336	5,727	(669)	5,058
Tenant reimbursements	91,824	(9,288)	82,536	87,258	(8,863)	78,395	84,593	(8,474)	76,119
Other	28,417	(1,385)	27,032	22,714	(1,423)	21,291	20,365	(1,553)	18,812

Total revenues	319,136	(29,460)	289,676	302,166	(29,281)	272,885	292,551	(28,821)	263,730

Expenses:
Property operating expenses	66,302	(6,918)	59,384	63,020	(6,653)	56,367	60,007	(6,492)	53,515
Real estate taxes	34,700	(2,913)	31,787	31,651	(2,898)	28,753	32,512	(2,820)	29,692
Provision for doubtful accounts	5,906	(533)	5,373	3,732	(455)	3,277	3,495	(439)	3,056
Other operating expenses	13,202	(135)	13,067	8,262	(161)	8,101	6,644	(172)	6,472
Depreciation and amortization	81,696	(7,023)	74,673	73,661	(6,728)	66,933	68,437	(6,649)	61,788
General and administrative	17,945	(124)	17,821	16,484	(148)	16,336	15,305	(145)	15,160
Impairment loss	—	—	—	2,914	—	2,914	—	—	—

Total expenses	219,751	(17,646)	202,105	199,724	(17,043)	182,681	186,400	(16,717)	169,683

Operating income	99,385	(11,814)	87,571	102,442	(12,238)	90,204	106,151	(12,104)	94,047
Interest income	1,178	(9)	1,169	649	(11)	638	454	(11)	443
Interest expense	82,276	(6,243)	76,033	87,940	(7,117)	80,823	82,166	(7,470)	74,696
Equity in (loss) income of unconsolidated real estate entities, net	(709)	—	(709)	1,133	—	1,133	1,443	—	1,443

Income from continuing operations	$17,578	$(5,580)	$11,998	$16,284	$(5,132)	$11,152	$25,882	$(4,645)	$21,237

Earnings per Share (basic) — Continuing Operations — as reported		$0.00			$(0.03)			$0.21
Earnings per Share (basic) — Continuing Operations — pro forma		$(0.14)			$(0.15)			$0.09
Earnings per Share (diluted) — Continuing Operations — as reported		$0.00			$(0.03)			$0.21
Earnings per Share (diluted) — Continuing Operations — pro forma		$(0.14)			$(0.16)			$0.09
Weighted Average common shares outstanding — as reported		37,601			37,232			36,611
Weighted Average common shares outstanding — pro forma(2)		37,775			37,340			36,693
Weighted Average common shares and common shares equivalent outstanding — as reported		40,762			40,228			40,089
Weighted Average common shares and common shares equivalent outstanding — pro forma(3)		37,775			40,336			40,089

(1)	Reflects our consolidated statements of operations as contained in the historical audited consolidated financial statements and notes thereto presented in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Common shares used for purposes of this calculation are different than those reported, as we have adopted Financial Accounting Standards Board Staff Position Emerging Issues Task Force (“EITF”) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”.

(3)	Common share amounts of weighted average common shares and common share equivalents may have changed to remain in conformity with Financial Accounting Standards Board Statement No. 128, “Earnings per Share”.

Pro Forma Condensed Consolidated Statements of Operations
For the Six Months Ended June 30, 2009 and 2008
(Unaudited)
(Dollars in thousands, except per share amounts)

	2009			2008
		Pro Forma			Pro Forma
	Historical(1)	Adjustments	Pro Forma	Historical(1)	Adjustments	Pro Forma

Revenues:
Minimum rents	$92,247	$(9,086)	$83,161	$96,966	$(9,281)	$87,685
Percentage rents	2,259	(218)	2,041	2,273	(160)	2,113
Tenant reimbursements	46,437	(4,368)	42,069	45,844	(4,823)	41,021
Other	13,028	(636)	12,392	10,678	(523)	10,155

Total revenues	153,971	(14,308)	139,663	155,761	(14,787)	140,974

Expenses:
Property operating expenses	32,295	(3,459)	28,836	32,899	(3,454)	29,445
Real estate taxes	18,215	(1,461)	16,754	17,428	(1,464)	15,964
Provision for doubtful accounts	3,088	(147)	2,941	3,009	(122)	2,887
Other operating expenses	5,473	(71)	5,402	4,307	(75)	4,232
Depreciation and amortization	41,859	(3,470)	38,389	39,452	(3,457)	35,995
General and administrative	9,366	(64)	9,302	8,572	(64)	8,508

Total expenses	110,296	(8,672)	101,624	105,667	(8,636)	97,031

Operating income	43,675	(5,636)	38,039	50,094	(6,151)	43,943
Interest income	928	(4)	924	529	(6)	523
Interest expense	39,113	(2,869)	36,244	41,773	(3,151)	38,622
Equity in (loss) income of unconsolidated real estate entities, net	(1,083)	—	(1,083)	155	—	155

Income from continuing operations	$4,407	$(2,771)	$1,636	$9,005	$(3,006)	$5,999

Earnings per Share (basic) — Continuing Operations — as Reported		$(0.11)			$0.01
Earnings per Share (basic) — Continuing Operations — pro forma		$(0.17)			$(0.07)
Earnings per Share (diluted) — Continuing Operations — as reported		$(0.11)			$0.01
Earnings per Share (diluted) — Continuing Operations — pro forma		$(0.17)			$(0.07)
Weighted Average common shares outstanding — as reported		37,944			37,749
Weighted Average common shares outstanding — pro forma		37,944			37,749
Weighted Average common shares and common shares equivalent outstanding — as reported		40,930			40,746
Weighted Average common shares and common shares equivalent outstanding — pro forma(2)		40,930			37,749

(1)	Reflects our consolidated statements of operations as contained in the historical unaudited consolidated financial statements and notes thereto presented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

(2)	Common share amounts of weighted average common shares and common share equivalents may have changed to remain in conformity with Financial Accounting Standards Board Statement No. 128, “Earnings per Share”.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAXATION OF THE COMPANY

1. This section supplements the section in the accompanying prospectus entitled “United States Federal Income Taxation of the Company — Income Tests”:

“For rents to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income or through a taxable REIT subsidiary.”

2. This section supplements the section in the accompanying prospectus entitled “United States Federal Income Taxation of the Company — Asset Tests”:

“For taxable years beginning after July 30, 2008, 25% of our total assets may constitute securities issued by taxable REIT subsidiaries.”

3. This section supplements the section in the accompanying prospectus entitled “United States Federal Income Taxation of the Company — United States Federal Income Taxation of Non-U.S. Holders — Distributions With Respect to Common Shares Held by Non-U.S. Holders”:

“Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market located in the United States and held by a Non-U.S. Holder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described in “United States Federal Income Taxation of the Company — United States Federal Income Taxation of Non-U.S. Holders — Distributions With Respect to Common Shares Held by Non-U.S. Holders” in the accompanying prospectus.”

4. This section supplements the section in the accompanying prospectus entitled “United States Federal Income Taxation of the Company — United States Federal Income Taxation of Non-U.S. Holders — Disposition of Shares Held by Non-U.S. Holders”:

“Irrelevant of whether the Company is treated as a domestically controlled REIT, if the common shares are “regularly traded” on an established securities market, then a purchaser of the common shares would not be required to withhold and remit to the IRS 10% of the purchase price even if the selling Non-U.S. Holder held more than 5% of the Company’s outstanding securities during the relevant testing period.”

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of common shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
KeyBanc Capital Markets Inc.

Total

The underwriters are committed to take and pay for all of the common shares being offered, if any are taken, other than the common shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more common shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional           common shares from the Company. They may exercise that option for 30 days. If any common shares are purchased pursuant to this option, the underwriters will severally purchase common shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional common shares.

	Paid by the Company	No Exercise	Full Exercise

Per common share		$	$
Total		$	$

Common shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the common shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the common shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and certain other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase additional common shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of common shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of common shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

The common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $275,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, including with respect to the amendments to the Credit Facility described in “Summary — Recent Developments — Proposed Amendments to Credit Facility,” for which they received or will receive customary fees and expenses. As described in “Use of Proceeds,” we may use a portion of the net proceeds of this offering to reduce our long-term indebtedness. KeyBank serves as administrative agent for our Credit Facility and KeyBanc Capital Markets Inc., an underwriter in this offering, and affiliate of KeyBank, serves as lead arranger and book manager. In addition, the syndicate of underwriters that may offer the common shares in this offering may include affiliates of the lenders that participate in our Credit Facility. As a result, any such affiliate may receive a portion of the net proceeds of this offering through the repayment of those borrowings.

ERISA MATTERS

We may be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a “disqualified person” under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in “prohibited transactions” within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the common shares should consult with its legal counsel.

VALIDITY OF COMMON SHARES

Certain legal matters, including the legal authorization and issuance of the common shares and legal matters concerning Maryland law in this prospectus supplement, excluding tax matters, will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. Certain tax matters described in this prospectus supplement and the accompanying prospectus will be passed upon for us by McDonald Hopkins LLC, Cleveland, Ohio. Certain legal matters relating to this offering will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements and schedule as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$400,000,000

GLIMCHER REALTY TRUST

DEBT SECURITIES
PREFERRED SHARES
COMMON SHARES
WARRANTS
RIGHTS
PURCHASE CONTRACTS
UNITS

Glimcher Realty Trust may offer, issue and sell from time to time our debt securities, which may be in one or more series and may be senior debt securities or subordinated debt securities; our preferred shares, which we may issue in one or more series; our common shares; warrants to purchase our preferred shares or common shares; rights to purchase our common shares; purchase contracts to acquire any of the other securities that may be sold under the prospectus; and any combination of these securities, individually or as units. The securities will have an aggregate initial offering price of up to $400,000,000. We may sell any combination of the securities described in this prospectus in one or more offerings. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet which will precede the prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The securities may be offered through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “GRT.” On January 15, 2009 , the closing sale price of our common shares as reported on the NYSE was $3.13 per share. Our 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest are traded on the NYSE under the symbol “GRTPRF.” On January 15, 2009 , the closing sale price of our 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest as reported on the NYSE was $6.94 per share. Our 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest are traded on the NYSE under the symbol “GRTPRG.” On January 15, 2009, the closing sale price of our 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest as reported on the NYSE was $6.25 per share.

Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 29, 2009

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $400,000,000.

This prospectus provides you with a general description of the securities offered by us, which is not meant to be a complete description of each security. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such an offer or solicitation of an offer in such jurisdiction.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

In this prospectus and any prospectus supplement hereto, unless the context suggests otherwise, references to the “Company,” “we,” “GRT,” “us,” “our Company,” and “our” mean Glimcher Realty Trust.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our SEC filings also are available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included, or incorporated by reference, copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus, and information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	the following sections from our Proxy Statement on Form DEF14A for our 2008 annual meeting of shareholders held on May 9, 2008: “Information About our Trustees, Trustee Nominees, & Executive Officers”, “Compensation of Our Executive Officers & Trustees”, “Information About Security Ownership and Our Equity Compensation Plans”, “General Information — Section 16(a) Beneficial Ownership Reporting Compliance”, “Corporate Governance — Corporate Governance Policies & Procedures — Code of Ethics for Senior Financial Officer”, “Our Board of Trustees, Its Committees, & Their Policies — Audit Committee Financial Expert”, and “Our Board of Trustees, Its Committees, & Their Policies — Executive Compensation Committee — Compensation Committee Interlocks and Insider Participation”;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 ;

•	our Current Reports on Form 8-K filed on January 23, 2008 (other than the portion thereof furnished under Item 2.02 of Form 8-K), March 18, 2008, May 15, 2008, May 19, 2008, June 4, 2008, October 10, 2008, October 22, 2008, November 26, 2008 and January 5, 2009 ;

•	our Current Report on Form 8-K/A filed on February 19, 2008;

•	the description of our 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series G Preferred Shares”) contained in our Registration Statement on Form 8-A12B, filed with the SEC on February 20, 2004;

•	the description of our 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series F Preferred Shares”) contained in our Registration Statement on Form 8-A12B, filed with the SEC on August 22, 2003;

•	the description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on October 21, 1993, and the information thereby incorporated by reference contained in the Company’s Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed with the SEC on September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading “Description of Shares of Beneficial Interest”; and

•	the description of our Shareholder Rights Plan contained in our Form 8-K, dated March 12, 1999, filed with the SEC on March 12, 1999.

Whenever, after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be incorporated by reference and deemed to be a part of this prospectus from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests for documents should be directed to Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, Attention: Vice President, Finance and Accounting (telephone number (614) 621-9000).

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Our future events, financial condition, business or other results, may differ materially from those anticipated and discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to changes in political, economic or market conditions generally and the real estate and capital markets specifically; impact of increased competition; availability of capital; tenant or joint venture partner(s) bankruptcies; failure to increase mall store occupancy and same-mall operating income; rejection of leases by tenants in bankruptcy; financing and development risks; construction and lease-up delay; cost overruns; the level and volatility of interest rate; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the failure of the Company to make additional investments in regional mall properties and to redevelop properties; failure to complete proposed or anticipated acquisitions; the failure to sell properties as anticipated and to obtain estimated sale prices; the failure to upgrade our tenant mix; restrictions in current financing arrangements; the failure to fully recover tenant obligations for common area maintenance; insurance, taxes and other property expense; the impact of changes to tax legislation and, generally, our tax position; the failure of the Company to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; an increase in impairment charges with respect to other properties as well as impairment charges with respect to properties for which there has been a prior impairment charge; loss of key personnel; material changes in the Company’s dividend rates on its securities or the ability to pay its dividend on its common shares or other securities; possible restrictions on our ability to operate or dispose of any partially-owned properties; failure to achieve earnings/funds from operations targets or estimates; conflicts of interest with existing joint venture partners; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; bankruptcies of and other failures to perform by lending institutions within our construction loans and corporate credit facility ; significant costs related to environmental issues as well as other risks listed from time to time in this registration statement and in the Company’s other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement hereto and in reports of the Company filed with the SEC. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus, or, if applicable, the date of a document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

WHO WE ARE

Glimcher Realty Trust is a fully-integrated, self-administered and self-managed Maryland real estate investment trust (“REIT”) which was formed on September 1, 1993 to continue the business of The Glimcher Company and its affiliates, of owning, leasing, acquiring, developing and operating a portfolio of retail properties consisting of regional and super regional malls and community shopping centers. Enclosed regional and super regional malls and community shopping centers in which we hold an ownership position (including joint venture interests) may from time to time be individually referred to herein as a “Property” and collectively referred to herein as the “Properties.” On January 26, 1994, we consummated an initial public offering (the “IPO”) of 18,198,000 of our common shares of beneficial interest including 2,373,750 over allotment option shares. The net proceeds of the IPO were used by us primarily to acquire (at the time of the IPO) an 86.2% interest in Glimcher Properties Limited Partnership, a Delaware limited partnership (“GPLP”).

All of our properties are held by, and our operations are conducted through GPLP or by entities in which GPLP has a direct or indirect interest. Our wholly-owned subsidiary, Glimcher Properties Corporation (“GPC”), is the sole general partner of GPLP. As of September 30, 2008, we owned approximately 92.2% of GPLP’s outstanding common units and GPC owned 0.5% of GPLP’s outstanding common units.

At September 30, 2008, the Properties consisted of 23 Malls (21 wholly-owned and two partially-owned through a joint venture), located in 14 states, that contain an aggregate of approximately 20.7 million square feet of gross leasable area (“GLA”) and three Community Centers, located in two states, that contain an aggregate of approximately 764,000 square feet of GLA. As of September 30, 2008, the occupancy rate for all of the Properties (including Malls periodically owned through a joint venture) was 94.9% of GLA. The occupied GLA was leased at 83.5%, 9.5% and 7.0% to national, regional and local retailers, respectively at September 30, 2008. Occupied space of our Properties is defined as any space where a store is open or a tenant is paying rent as the applicable date indicates, excluding all tenants with leases having an initial term of less than one year. The occupancy percentage is calculated by dividing the occupied space into the total available space to be leased. As of September 30, 2008, the Properties had annualized minimum rents of $212 million. Approximately 78.9%, 8.4% and 12.7% of the annualized minimum rents of the Properties as of September 30, 2008 were derived from national, regional, and local retailers, respectively. No single tenant represents more than 3.1% of the aggregate annualized minimum rents of the Properties as of September 30, 2008. As reported in the Form 8-K filed with the SEC on January 5, 2009, we completed the sale of The Great Mall of the Great Plains, a regional mall located in Olathe, KS on January 5, 2009. Following the sale, we owned 22 Malls in 13 states consisting of approximately 19.9 million square feet of GLA.

Our executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference into this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, results of operations and prospects. For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, which may include repaying debt, financing capital commitments, and financing future acquisitions, redevelopment and development activities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARES DIVIDENDS

Ratio of Earnings to Fixed Charges

The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated:

Years Ended December 31,
2007	2006	2005	2004	2003

1.12	1.27	1.43	1.32	1.35

Nine Months Ended,
September 30, 2008

1.15

For purposes of computing the ratio of earnings to combined fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred share dividends) to income from continuing operations adjusted to remove minority interest in unconsolidated entities and income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of deferred financing costs (including amounts capitalized) paid or accrued for the respective period.

The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

The following table sets forth the historical ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated:

Years Ended December 31,
2007	2006	2005	2004	2003

0.95	1.05	1.16	1.08	1.12

Nine Months Ended,
September 30, 2008

0.97

For purposes of computing the ratio of earnings to combined fixed charges and preferred share dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred share dividends) to income from continuing operations adjusted to remove minority interest in unconsolidated entities and income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of deferred financing costs (including amounts capitalized) and preferred dividends paid or accrued for the respective period. In 2007, the Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends was 0.95, representing a deficiency of $5.9 million. For the nine months ended September 30, 2008, the Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends was 0.97, representing a deficiency of $2.8 million.

The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsecured and unsubordinated obligations or our subordinated obligations. We use the term “senior debt securities” to refer to the unsecured and unsubordinated obligations. We use the term “subordinated debt securities” to refer to the subordinated obligations. The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as is described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture with a trustee to be named in the senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture with a trustee to be named in the subordinated debt securities indenture, which will describe the specific terms of the debt series. We use the term “indenture” to refer to the senior debt securities indenture or the subordinated debt securities indenture. We use the term “trustee” to refer to the trustee named in the senior debt securities indenture or the subordinated debt securities indenture.

Some of our operations are conducted through our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be (i) subject to statutory or contractual restrictions, (ii) contingent upon the earnings of our subsidiaries, and (iii) subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness held by a subsidiary that is senior to indebtedness held by us.

The following summary of selected provisions that will be included in indentures and in the debt securities is not complete. Before making an investment in our debt securities, you should review the applicable prospectus supplement and the applicable indenture, which will be filed with the SEC in connection with the offering of the specific debt securities.

General

We can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. The debt securities of each series will be our direct, unsecured obligations.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of each series of debt securities being offered, including, where applicable, the following:

•	the title;

•	the aggregate principal amount and whether there is any limit on the aggregate principal amount that we may subsequently issue;

•	whether the debt securities will be senior, senior subordinated, subordinated or junior subordinated;

•	the name of the trustee and its corporate trust office;

•	any limit on the amount of debt securities that may be issued;

•	any subordination provisions;

•	any provisions regarding the conversion or exchange of such debt securities with or into other securities;

•	any default provisions and events of default applicable to such debt securities;

•	any covenants applicable to such debt securities;

•	whether such debt securities are issued in certificated or book-entry form, and the identity of the depositary for those issued in book-entry form;

•	whether such debt securities are to be issuable in registered or bearer form, or both, and any restrictions applicable to the exchange of one form or another and to the offer, sale and delivery of such debt securities in either form;

•	whether such debt securities may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary and the circumstances under which beneficial owners of interests may exchange such interests for debt securities of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

•	any other terms required to establish a series of bearer securities;

•	the price(s) at which such debt securities series will be issued;

•	the person to whom any interest will be payable on any debt securities, if other than the person in whose name the debt security is registered at the close of business on the regular record date for the payment of interest;

•	any provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or maintenance of reserves;

•	the date or dates on which the principal of and premium, if any, is payable or the method(s), if any, used to determine those dates;

•	the rate(s) at which such debt securities will bear interest or the method(s), if any, used to calculate the rate(s);

•	the date(s), if any, from which any interest will accrue, or the method(s), if any, used to determine the dates on which interest will accrue and date(s) on which interest will be payable;

•	any redemption or early repayment provisions applicable to such debt securities;

•	the stated maturities of installments of interest, if any, on which any interest on such debt securities will be payable and the regular record dates for any interest payable on any debt securities which are registered securities;

•	the places where and the manner in which the principal of and premium and/or interest, if any, will be payable and the places where the debt securities may be presented for transfer;

•	our obligation or right, if any, to redeem, purchase or repay such debt securities of the series pursuant to any sinking fund amortization or analogous provisions or at the option of a holder of such debt securities and other related provisions;

•	the denominations in which any registered securities are to be issuable;

•	the currency, currencies or currency units, including composite currencies, in which the purchase price for, the principal of and any premium and interest, if any, on such debt securities will be payable;

•	the time period within which the manner in which and the terms and conditions upon which the purchaser of any of such debt securities can select the payment currency;

•	if the amount of payments of principal, premium, if any, and interest, if any, on such debt securities is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which such debt securities are stated to be payable, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the series to any holder in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances, procedures and terms under which we will make these payments;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount;

•	whether such debt securities are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	any provisions relating to covenant defeasance and legal defeasance;

•	any provisions relating to the satisfaction and discharge of the applicable indenture;

•	any special applicable United States federal income tax considerations;

•	any provisions relating to the modification of the applicable indenture both with and without the consent of the holders of the debt securities of the series issued under such indenture; and

•	any other material terms not inconsistent with the provisions of the applicable indenture.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities. United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL SHARES

Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and our declaration of trust, as amended, provides that no shareholder of ours will be personally liable for any obligation of ours solely as a result of his status as a shareholder. Our Amended and Restated Declaration of Trust (the “Declaration of Trust”) further provides that we shall indemnify each shareholder or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or a former shareholder and that we shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is our policy to include a clause in our contracts which provides that shareholders assume no personal liability for obligations entered into on our behalf. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

The following description of our common shares and preferred shares, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common shares and preferred shares that we may offer under this prospectus. For the complete terms of our common shares and preferred shares, please refer to the Declaration of Trust, as amended by the articles supplementary for each series of preferred shares, that are incorporated by reference into the registration statement which includes this prospectus. Maryland law will also affect the terms of these securities and the rights of holders thereof. While the terms we have summarized below will apply generally to any future common shares or preferred shares that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we indicate in any applicable prospectus supplement, the terms of any common shares or preferred shares we offer may differ from the terms we describe below.

Our authorized shares consist of an aggregate 100,000,000 shares of beneficial interest, consisting of common shares and such other types or classes of shares of beneficial interest as our Board of Trustees has created and may create and authorize from time to time and designate as representing our shares of beneficial interest. We are authorized to issue preferred shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law and our Board of Trustees may determine by resolution. As of January 15, 2009 , we had issued and outstanding 37,808,639 common shares, 2,400,000 Series F Preferred Shares and 6,000,000 Series G Preferred Shares.

DESCRIPTION OF PREFERRED SHARES

Description Of Series F Preferred Shares

Set forth below is a summary of the material terms of the Series F Preferred Shares.

Rank

The Series F Preferred Shares will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common shares and all equity securities ranking junior to the Series F Preferred Shares; (ii) on a parity with (a) the Series G Preferred Shares; and (b) all equity securities issued by us the terms of which specifically provide that those equity securities rank on a parity with the Series F Preferred Shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the Series F Preferred Shares. The term “equity securities” does not include convertible debt securities.

Distributions

Holders of the Series F Preferred Shares will be entitled to receive, when, as and if authorized by our Board of Trustees and declared by us, out of our assets legally available for payment, cash distributions payable quarterly at the rate of 8.75% per annum of the $25.00 liquidation preference (equivalent to $2.1875 per share per annum). Distributions will be cumulative from the date of original issue and payable quarterly on the 15th of each January, April, July and October of each year or, if not a business day, the next succeeding business day. Any distribution payable on the Series F Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on our stock transfer books at the close of business on the applicable record date, which will be fixed by our Board of Trustees and which will be not more than 60 nor less than 10 days prior to the distribution payment date. After full distributions on the Series F Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series F Preferred Shares will not be entitled to any further distributions with respect to that quarter.

When distributions are not paid in full upon the Series F Preferred Shares and any other series of shares ranking in parity with the Series F Preferred Shares, all distributions declared upon the Series F Preferred Shares and any other shares ranking in parity with the Series F Preferred Shares will be declared pro rata so that the amount of distributions declared per share on the Series F Preferred Shares and the other shares ranking in parity with the Series F Preferred Shares will bear to each other the same ratio that the accrued distributions per share on the Series F Preferred Shares and the other shares ranking in parity with the Series F Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series F Preferred Shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of our equity securities ranking junior to the Series F Preferred Shares as to distributions and upon liquidation) will be authorized or either paid or set aside for payment on our common shares or on any other shares of our equity securities of ours ranking junior to or on a parity with the Series F Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series F Preferred Shares have been or contemporaneously are authorized and either paid or set aside for the current and all past periods, we will not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of our equity securities of ours ranking junior to or on a parity with the Series F Preferred Shares as to distributions or upon liquidation (including less than all of the Series F Preferred Shares), except by conversion into or exchange for shares of equity securities of ours ranking junior to the Series F Preferred Shares as to distributions and upon liquidation.

Our Board of Trustees will not authorize, and we will not pay or set aside for payment, any distributions on the Series F Preferred Shares at such time as the terms and provisions of any agreement of ours, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

Notwithstanding the foregoing, distributions on the Series F Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions, whether or not any agreement of ours prohibits payment of those distributions, and whether or not those distributions are authorized. Accrued but unpaid distributions on the Series F Preferred Shares will not bear interest and holders of Series F Preferred Shares will not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series F Preferred Shares as provided above. See “Description of Shares of Beneficial Interest — Description of Preferred Shares — Distributions” in the applicable prospectus supplement.

Any distribution payment made on the Series F Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remains payable.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”) any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of our shares of beneficial interest (the “Total Distributions”), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series F Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series F Preferred Shares for the year and the denominator of which will be the Total Distributions.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of any common shares or our other class or series of our shares of beneficial interest ranking junior to the Series F Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Series F Preferred Shares will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of assets legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of our remaining assets.

In the event that, upon voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series F Preferred Shares and the corresponding amounts payable on all shares of other classes or series of our equity securities ranking in parity with a liquidating distribution, then the holders of the Series F Preferred Shares and all other such classes or series of equity security will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions will have been made in full to all holders of Series F Preferred Shares, our remaining assets will be distributed among the holders of any other classes or series of equity security ranking junior to the Series F Preferred Shares according to their respective rights and preferences and in each case according to their respective number of shares.

For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of us with or into any other entity, (ii) any dissolution, liquidation, winding up, or reorganization of us immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of our assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series F Preferred Shares.

Redemption

On any date as fixed by our Board of Trustees on or after August 25, 2008, we may, upon not less than 30 nor more than 90 days written notice, redeem the Series F Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent we will have funds legally available therefore. Holders of the Series F Preferred Shares to be redeemed will surrender the Series F Preferred Shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series F Preferred Shares has been given and such notice provides that on or before the redemption date specified therein the funds necessary for such redemption shall have been set aside by us in trust for the benefit of the holders of any Series F Preferred Shares so called for redemption, then from and after the redemption date so specified distributions will cease to accrue on such Series F Preferred Shares, such Series F Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series F Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by our Board of Trustees and such shares will be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by us.

Notwithstanding the foregoing, unless full cumulative distributions on all Series F Preferred Shares will, have been, or contemporaneously are authorized and either paid or set aside for payment for all past distribution periods, no Series F Preferred Shares will be redeemed unless all outstanding Series F Preferred Shares are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any Series F Preferred Shares (except by exchange for our shares of beneficial interest ranking junior to the Series F Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Series F Preferred Shares from persons owning in the aggregate more than 8.0% of the lesser of the number or value our total outstanding shares of beneficial interest or 9.9% of the lesser of the number or value of our total outstanding Series F Preferred Shares in order to ensure that we remain qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series F Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares.

Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 90 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of Series F Preferred Shares to be redeemed at their respective addresses as shown on our stock transfer books. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any Series F Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state: (i) the redemption date, (ii) the redemption price, (iii) the number of Series F Preferred Shares to be redeemed, (iv) the place or places where the Series F Preferred Shares are to be surrendered for payment of the redemption price, and (v) that distributions on the Series F Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series F Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Series F Preferred Shares to be redeemed from such holder.

In order to facilitate the redemption of the Series F Preferred Shares, our Board of Trustees may fix a record date for the determination of the Series F Preferred Shares to be redeemed, such record date to be not less than 30 or more than 90 days prior to the date fixed for such redemption. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Shares for which a notice of redemption has been given.

The Series F Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under “Description of Series F Preferred Shares — Restrictions on Ownership and Transfer”).

Subject to applicable law and the limitation on purchases when distributions on the Series F Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series F Preferred Shares in the open market, by tender or by private agreement.

Voting Rights

Holders of the Series F Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

Whenever distributions on any Series F Preferred Shares will be in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series F Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of our Board of Trustees at a special meeting called by the holders of record of at least 20% of the outstanding Series F Preferred Shares or the holders of shares of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series F Preferred Shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, our entire Board of Trustees will be increased by two trustees.

The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series F Preferred Shares and of any series of shares ranking in parity with the Series F Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series F Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series F Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the Declaration of Trust, as amended, including the articles supplementary relating to the Series F Preferred Shares, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series F Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of our authorized common shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series F Preferred Shares; (iii) any merger or consolidation in which we are the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series F Preferred Shares other than our securities outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which we are not the surviving entity if, as result of the merger or consolidation, the holders of Series F Preferred Shares receive shares or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series F Preferred Shares and there are no outstanding shares of beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series F Preferred Shares other than our securities outstanding prior to such merger or consolidation; (v) any merger or consolidation in which the holders of the Series F Preferred shares receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid dividends; or (vi) the issuance of any such shares ranking senior to the Series F Preferred Shares is to be made or any such change is to take effect, as the case may be, if, at or prior to the time such issuance the Series F Preferred Shares have been called for redemption upon proper notice of redemption to occur within 90 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series F Preferred Shares, unless the redemption price of the Series F Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of such shares ranking senior to the Series F Preferred Shares.

Conversion

The Series F Preferred Shares are not convertible into or exchangeable for any other property or securities.

Restrictions on Ownership and Transfer

In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the articles supplementary provide that ownership of Series F Preferred Shares by any person is limited, with certain exceptions, to 9.9% of the lesser of the number or value (in either case as determined in good faith by our Board of Trustees) of the total outstanding Series F Preferred Shares (the “Series F Ownership Limit”). For information regarding additional restrictions on ownership and transfer of the Series F Preferred Shares, see “Description of Common Shares — Restrictions on Ownership and Transfer.”

Our Board of Trustees has previously waived or exempted, and may in the future waive or exempt, the Series F Ownership Limit if evidence, satisfactory to our Board of Trustees and our tax counsel, is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of a waiver by our Board of Trustees, the intended transferee must give us written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by our Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Series F Ownership Limit.

Any transfer of Series F Preferred Shares that would (i) create a direct or indirect ownership of Series F Preferred Shares in excess of the Series F Ownership Limit, (ii) create a direct or indirect ownership of our shares of beneficial interest in excess of 8.0% of the lesser of the number or value of our total outstanding shares of beneficial interest, (iii) result in our shares of beneficial interest being owned by fewer than 100 persons for purposes of the REIT provisions of the Code or (iv) result in our being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the Series F Preferred Shares. The articles supplementary provide that we may, by notice to the holder thereof, purchase any or all Series F Preferred Shares (the “Series F Excess Preferred Shares”) that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series F Preferred Shares in excess of the Series F Ownership Limit or would otherwise jeopardize our REIT status. From and after the date fixed for purchase by our Board of Trustees, the holder of such shares to be purchased by us will cease to be entitled to distributions, voting rights and other benefits with respect to such Series F Preferred Shares except the right to payment of the purchase price for the shares. The purchase price for any Series F Excess Preferred Shares will be equal to the fair market value of such Series F Preferred Shares. Any distribution paid to a proposed transferee on Series F Excess Preferred Shares prior to the discovery by us that such shares have been transferred in violation of the provisions of the articles supplementary will be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series F Excess Preferred Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Series F Excess Preferred Shares and to hold such Series F Excess Preferred Shares on our behalf.

All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Series F Preferred Shares must give us written notice containing the information specified in the articles supplementary by January 30 of each year. In addition, each direct or indirect holder of Series F Preferred Shares will upon demand be required to disclose to us in writing such information with respect to the direct or indirect ownership of Series F Preferred Shares as our Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

Transfer Agent

The registrar, transfer agent and distribution disbursing agent for the Series F Preferred Shares will be Computershare Investor Services, LLC.

Description Of Series G Preferred Shares

Set forth below is a summary of the material terms of the Series G Preferred Shares.

Rank

The Series G Preferred Shares will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common shares and all equity securities ranking junior to the Series G Preferred Shares; (ii) on a parity with (a) the Series F Preferred Shares; and (b) all equity securities issued by us the terms of which specifically provide that those equity securities rank on a parity with the Series G Preferred Shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the Series G Preferred Shares. The term “equity securities” does not include convertible debt securities.

Distributions

Holders of the Series G Preferred Shares will be entitled to receive, when, as and if authorized by our Board of Trustees and declared by us, out of our assets legally available for payment, cash distributions payable quarterly at the rate of 8.125% per annum of the $25.00 liquidation preference (equivalent to $2.03125 per share per annum). Distributions will be cumulative from the date of original issue and payable quarterly on the 15th of each January, April, July and October of each year or, if not a business day, the next succeeding business day. Any distribution payable on the Series G Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on our stock transfer books at the close of business on the applicable record date, which will be fixed by our Board of Trustees and which will be not more than 60 nor less than 10 days prior to the distribution payment date. After full distributions on the Series G Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series G Preferred Shares will not be entitled to any further distributions with respect to that quarter.

When distributions are not paid in full upon the Series G Preferred Shares and any other series of shares ranking in parity with the Series G Preferred Shares, all distributions declared upon the Series G Preferred Shares and any other shares ranking in parity with the Series G Preferred Shares will be declared pro rata so that the amount of distributions declared per share on the Series G Preferred Shares and the other shares ranking in parity with the Series G Preferred Shares will bear to each other the same ratio that the accrued distributions per share on the Series G Preferred Shares and the other shares ranking in parity with the Series G Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series G Preferred Shares have been or contemporaneously are authorized and either paid or set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of our equity securities ranking junior to the Series G Preferred Shares as to distributions and upon liquidation) will be authorized or either paid or set aside for payment on our common shares or on any other shares of our equity securities ranking junior to or on a parity with the Series G Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series G Preferred Shares have been or contemporaneously are authorized and either paid or set aside for the current and all past periods, we will not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of our equity securities ranking junior to or on a parity with the Series G Preferred Shares as to distributions or upon liquidation (including less than all of the Series G Preferred Shares), except by conversion into or exchange for shares of equity securities of ours ranking junior to the Series G Preferred Shares as to distributions and upon liquidation.

Our Board of Trustees will not authorize, and we will not pay or set aside for payment, any distributions on the Series G Preferred Shares at such time as the terms and provisions of any agreement of ours, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting aside for payment or provides that such authorization, payment or setting aside for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment will be restricted or prohibited by law.

Notwithstanding the foregoing, distributions on the Series G Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions, whether or not any agreement of ours prohibits payment of those distributions, and whether or not those distributions are authorized. Accrued but unpaid distributions on the Series G Preferred Shares will not bear interest and holders of Series G Preferred Shares will not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series G Preferred Shares as provided above. See “Description of Shares of Beneficial Interest — Description of Preferred Shares — Distributions” in the applicable prospectus supplement.

Any distribution payment made on the Series G Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to the shares which remains payable.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of our shares of beneficial interest (the “Total Distributions”), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series G Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series G Preferred Shares for the year and the denominator of which will be the Total Distributions.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of any common shares or our other class or series of our shares of beneficial interest ranking junior to the Series G Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Series G Preferred Shares will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of assets legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Shares will have no right or claim to any of our remaining assets.

In the event that, upon voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series G Preferred Shares and the corresponding amounts payable on all shares of other classes or series of our equity securities ranking in parity with the Series G Preferred Shares in a liquidating distribution of assets, then the holders of the Series G Preferred Shares and all other such classes or series of equity security will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions will have been made in full to all holders of Series G Preferred Shares, our remaining assets will be distributed among the holders of any other classes or series of equity security ranking junior to the Series G Preferred Shares according to their respective rights and preferences and in each case according to their respective number of shares.

For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) our consolidation or merger of us with or into any other entity, (ii) our dissolution, liquidation, winding up, or reorganization of us immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of our assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series G Preferred Shares.

Redemption

Except in limited circumstances to maintain our qualification as a REIT under the Code as described under “Description of Common Shares — Restrictions on Ownership and Transfer”, the Series G Preferred Shares are not redeemable prior to February 23, 2009. On any date as fixed by our Board of Trustees on or after February 23, 2009, we may, upon not less than 30 nor more than 90 days written notice, redeem the Series G Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent we will have funds legally available therefore. Holders of the Series G Preferred Shares to be redeemed will surrender the Series G Preferred Shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series G Preferred Shares has been given and such notice provides that on or before the redemption date specified therein the funds necessary for such redemption shall have been set aside by us in trust for the benefit of the holders of any Series G Preferred Shares so called for redemption, then from and after the redemption date so specified distributions will cease to accrue on such Series G Preferred Shares, such Series G Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series G Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by our Board of Trustees and such shares will be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by us.

Notwithstanding the foregoing, unless full cumulative distributions on all Series G Preferred Shares will, have been, or contemporaneously are authorized and either paid or set aside for payment for all past distribution periods, no Series G Preferred Shares will be redeemed unless all outstanding Series G Preferred Shares are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any Series G Preferred Shares (except by exchange for our shares of beneficial interest ranking junior to the Series G Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Series G Preferred Shares from persons owning in the aggregate more than 8.0% of the lesser of the number or value of our total outstanding shares of beneficial interest or 9.9% of the lesser of the number or value of our total outstanding Series G Preferred Shares in order to ensure that we remain qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series G Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series G Preferred Shares.

Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 90 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of Series G Preferred Shares to be redeemed at their respective addresses as shown on our stock transfer books. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any Series G Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state: (i) the redemption date, (ii) the redemption price, (iii) the number of Series G Preferred Shares to be redeemed, (iv) the place or places where the Series G Preferred Shares are to be surrendered for payment of the redemption price, and (v) that distributions on the Series G Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series G Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Series G Preferred Shares to be redeemed from such holder.

In order to facilitate the redemption of the Series G Preferred Shares, our Board of Trustees may fix a record date for the determination of the Series G Preferred Shares to be redeemed, such record date to be not less than 30 or more than 90 days prior to the date fixed for such redemption. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series G Preferred Shares for which a notice of redemption has been given.

The Series G Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under “Series G Preferred Shares — Restrictions on Ownership and Transfer”).

Subject to applicable law and the limitation on purchases when distributions on the Series G Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series G Preferred Shares in the open market, by tender or by private agreement.

Voting Rights

Holders of the Series G Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

Whenever distributions on any Series G Preferred Shares will be in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series G Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of our Board of Trustees at a special meeting called by the holders of record of at least 20% of the outstanding Series G Preferred Shares or the holders of shares of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series G Preferred Shares for the past distribution periods and the then current distribution period will have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, our entire Board of Trustees will be increased by two trustees.

The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Shares and of any series of shares ranking in parity with the Series G Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series G Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the Declaration of Trust, as amended, including the articles supplementary relating to the Series G Preferred Shares, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series G Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of our authorized common shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series G Preferred Shares; (iii) any merger or consolidation in which we are the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series G Preferred Shares other than our securities outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which we are not the surviving entity if, as result of the merger or consolidation, the holders of Series G Preferred Shares receive shares or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series G Preferred Shares and there are no outstanding shares of beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series G Preferred Shares other than our securities outstanding prior to such merger or consolidation; (v) any merger or consolidation in which the holders of the Series G Preferred shares receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid dividends; or (vi) the issuance of any such shares ranking senior to the Series G Preferred Shares is to be made or any such change is to take effect, as the case may be, if, at or prior to the time such issuance the Series G Preferred Shares have been called for redemption upon proper notice of redemption to occur within 90 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series G Preferred Shares, unless the redemption price of the Series G Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of such shares ranking senior to the Series G Preferred Shares.

Conversion

The Series G Preferred Shares are not convertible into or exchangeable for any other property or securities.

Restrictions on Ownership and Transfer

In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the articles supplementary provide that ownership of Series G Preferred Shares by any person is limited, with certain exceptions, to 9.9% of the lesser of the number or value (in either case as determined in good faith by our Board of Trustees) of the total outstanding Series G Preferred Shares (the “Series G Ownership Limit”). For information regarding additional restrictions on ownership and transfer of the Series G Preferred Shares, see “Description of Common Shares — Restrictions on Ownership and Transfer.”

Our Board of Trustees has previously waived or exempted, and may in the future waive or exempt, the Series G Ownership Limit if evidence, satisfactory to our Board of Trustees and our tax counsel, is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of a waiver by our Board of Trustees, the intended transferee must give us written notice of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by our Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Series G Ownership Limit.

Any transfer of Series G Preferred Shares that would (i) create a direct or indirect ownership of Series G Preferred Shares in excess of the Series G Ownership Limit, (ii) create a direct or indirect ownership of our shares of beneficial interest in excess of 8.0% of the lesser of the number or value of our total outstanding shares of beneficial interest, (iii) result in our shares of beneficial interest being owned by fewer than 100 persons for purposes of the REIT provisions of the Code, or (iv) result in our being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the Series G Preferred Shares. The articles supplementary provide that we may, by notice to the holder thereof, purchase any or all Series G Preferred Shares (the “Series G Excess Preferred Shares”) that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series G Preferred Shares in excess of the Series G Ownership Limit or would otherwise jeopardize our REIT status. From and after the date fixed for purchase by our Board of Trustees, the holder of such shares to be purchased by us will cease to be entitled to distributions, voting rights and other benefits with respect to such Series G Preferred Shares except the right to payment of the purchase price for the shares. The purchase price for any Series G Excess Preferred Shares will be equal to the fair market value of such Series G Preferred Shares. Any distribution paid to a proposed transferee on Series G Excess Preferred Shares prior to the discovery by us that such shares have been transferred in violation of the provisions of the articles supplementary will be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series G Excess Preferred Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Series G Excess Preferred Shares and to hold such Series G Excess Preferred Shares on our behalf.

All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Series G Preferred Shares must give us written notice containing the information specified in the articles supplementary by January 30 of each year. In addition, each direct or indirect holder of Series G Preferred Shares will upon demand be required to disclose to us in writing such information with respect to the direct or indirect ownership of Series G Preferred Shares as our Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Transfer Agent

The registrar, transfer agent and distribution disbursing agent for the Series G Preferred Shares will be Computershare Investor Services, LLC.

Other Preferred Shares

The following description of the preferred shares, which may be offered pursuant to a prospectus supplement, sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The particular terms of the preferred shares being offered and the extent to which such general provisions may or may not apply will be described in a prospectus supplement relating to such preferred shares. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Declaration of Trust, as amended (including any articles supplementary setting forth the terms of the preferred shares), and our amended and restated bylaws (our “Amended and Restated Bylaws”), as in effect.

Subject to limitations prescribed by Maryland law and our Declaration of Trust, as amended, our Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as may be fixed by resolution of our Board of Trustees or a duly authorized committee thereof. The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

The register and transfer agent for any preferred shares will be set forth in the applicable prospectus supplement.

Reference is made to the prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

•	the title and stated value of such preferred shares;

•	the number of such preferred shares being offered, the liquidation preference per share and the offering price of such preferred shares;

•	the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

•	the date from which distributions on such preferred shares shall accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for such preferred shares;

•	the provision for a sinking fund, if any, for such preferred shares;

•	the provisions for redemption, if applicable, of such preferred shares;

•	any listing of such preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

•	a discussion of United States federal income tax considerations applicable to such preferred shares;

•	the relative ranking and preferences of such preferred shares as to distribution rights (including whether any liquidation preference as to the preferred shares will be treated as a liability for purposes of determining the availability of assets of ours for distributions to holders of common or preferred shares remaining junior to the preferred shares as to distribution rights) and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of such preferred shares, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, rank (i) senior to all classes or series of common shares, and to all equity securities ranking junior to such preferred shares with respect to our distribution rights and/or rights upon liquidation, dissolution or winding up of, as the case may be; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, as the case may be; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, as the case may be. As used in the Declaration of Trust, as amended, for these purposes, the term “equity securities” does not include convertible debt securities. The preferred shares may rank on a parity with or junior to the Series F Preferred Shares and the Series G Preferred Shares unless the holders of the Series F Preferred Shares and Series G Preferred Shares agree otherwise.

Distributions

Unless otherwise specified in the applicable prospectus supplement, holders of preferred shares shall be entitled to receive, when, as and if authorized by our Board of Trustees, out of assets of ours legally available for payment, cash distributions at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our Board of Trustees.

Distributions on any series of the preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Trustees fails to authorize a distribution payable on a distribution payment date on any series of the preferred shares for which distributions are noncumulative, then the holders of such series of the preferred shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and we will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are authorized for payment on any future distribution payment date.

If any preferred shares of any series are outstanding, no full distributions shall be authorized or paid or set apart for payment on the preferred shares of ours of any other series ranking, as to distributions, on a parity with or junior to the preferred shares of such series for any period unless (i) if such series of preferred shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of preferred shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the preferred shares of such series, all distributions authorized upon the preferred shares of such series and any other series of preferred shares ranking on a parity as to distributions with such preferred shares shall be authorized pro rata so that the amount of distributions authorized per share on the preferred shares of such series and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the preferred shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on preferred shares of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (i) if such series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares of beneficial interest ranking junior to the preferred shares of such series as to distributions and upon liquidation, dissolution or winding up of our affairs) shall be authorized or paid or set aside for payment or other distribution upon the common shares or any other shares of beneficial interest of us ranking junior to or on a parity with the preferred shares of such series as to distributions or upon liquidation, dissolution or winding up of our affairs, nor shall any common shares or any other shares of beneficial interest ranking junior to or on a parity with the preferred shares of such series as to distributions or upon liquidation, dissolution or winding up of our affairs be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of beneficial interest) by us (except by conversion into or exchange for other shares of beneficial interest ranking junior to the preferred shares of such series as to distributions and upon liquidation, dissolution or winding up of our affairs).

Any distribution payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares of any series will be subject to mandatory redemption or redemption at the option of us, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of such preferred shares that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such preferred shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest, the terms of such preferred shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless (i) if such series of preferred shares has a cumulative distribution, full cumulative distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of preferred shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of preferred shares shall be redeemed unless all outstanding preferred shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series, and, unless (a) if such series of preferred shares has a cumulative distribution, full cumulative distributions on all outstanding shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (b) if such series of preferred shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, we shall not purchase or otherwise acquire directly or indirectly any preferred shares of such series (except by conversion into or exchange for shares of beneficial interest ranking junior to the preferred shares of such series as to distributions and upon liquidation).

If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our stock transfer books. Each notice shall state: (i) the redemption date, (ii) the number of shares and series of the preferred shares to be redeemed, (iii) the redemption price, (iv) the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price, (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date, and (vi) the date upon which the holder’s conversion rights, if any, as to such shares shall terminate. If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been properly given and if the funds necessary for such redemption have been irrevocably set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such preferred shares, such preferred shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of such preferred shares at the end of two years after the redemption date will be returned by the applicable bank or trust company to us.

Liquidation Preference

Unless otherwise provided in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to any series of preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of such series of preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of preferred shares will have no right or claim to any of the remaining assets of ours. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all such outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of shares of beneficial interest of ranking on a parity with such series of preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of preferred shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions shall have been made in full to all holders of a series of preferred shares, the remaining assets of ours shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to such series of preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of us with or into any other corporation, (ii) our dissolution, liquidation, winding up, or reorganization immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of our assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of preferred shares.

Voting Rights

Holders of any series of preferred shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of a majority of the shares of each series of preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of preferred shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, as amended, including the applicable articles supplementary for such series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series or any other series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such series of preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Whenever distributions on any preferred shares shall be in arrears for six or more consecutive quarterly periods, the holders of such preferred shares (voting together as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of ours until, (i) if such series of preferred shares has a cumulative distribution, all distributions accumulated on such preferred shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of preferred shares does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment. In such case, our entire Board of Trustees will be increased by two trustees.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Restrictions on Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust, as amended, imposes certain restrictions on the ownership and transferability of preferred shares. For a general description of such restrictions, see “Description of Common Shares — Restrictions on Ownership and Transfer.” All certificates evidencing preferred shares will bear a legend referring to these restrictions.

DESCRIPTION OF SHAREHOLDER RIGHTS PLAN

On March 9, 1999, our Board of Trustees adopted a shareholder rights plan and entered into a rights agreement with The Harris Trust and Savings Bank, as rights agent. The purpose of the shareholder rights plan is to enhance our Board of Trustees’ ability to protect our shareholders’ interests by encouraging potential acquirors to negotiate with our Board of Trustees prior to attempting a takeover bid and to provide our Board of Trustees with adequate time to consider any and all alternatives to such a bid. The rights plan may discourage, delay or prevent a change in control of our Company. It will not interfere with any merger or other business combination approved by our Board of Trustees.

Under the shareholder rights plan, each of our shareholders of record on March 22, 1999 received a share purchase right for each outstanding common share that the shareholder owned. We refer to these share purchase rights as the “rights.” The holder of a right does not have the powers and privileges of a shareholder with respect to the right. The rights trade with our common shares and become exercisable only under the circumstances described below.

In general, the rights will become exercisable when the first of the following events happens:

•	ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares; or

•	ten business days, or a later date if determined by our Board of Trustees, after the beginning of, or an announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding common shares.

If the rights become exercisable, the holder of a right will be able to purchase one one-hundredth of a Series E Junior Participating Preferred Share at an exercise price of $55.00 per one one-hundredth of a preferred share, subject to adjustment to prevent dilution.

Once a person or group acquires 15% or more of our outstanding common shares, all holders of rights except that person or group may, upon payment of the exercise price, and in lieu of acquiring preferred shares, purchase, with respect to each right, a number of common shares having a market value equal to two times the $55.00 exercise price. In other words, each right will entitle the holder of the right to acquire common shares at a 50% discount to the then prevailing market price of the common shares.

In addition, if at any time following the public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares:

•	we enter into a merger or other business combination transaction in which we are not the surviving entity;

•	we enter into a merger or other business combination transaction in which we are the surviving entity, but all or part of our common shares are exchanged for securities of another entity, cash or other property; or

•	we sell or otherwise transfer or mortgage 50% or more of our assets or earning power;

then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common shares of the acquiring company equal to two times the $55.00 exercise price of the right, effectively a 50% discount to the market price of such shares.

At any time after a person or group has acquired beneficial ownership of 15% or more of our outstanding common shares and prior to such person or group acquiring 50% or more of our outstanding common shares, our Board of Trustees may, at its option, exchange all or any part of the then outstanding and exercisable rights for our common shares at an exchange ratio of one common share for each right.

We may redeem all, but not less than all, of the rights at a price of $.01 per right at any time before the earlier of:

•	the time at which any person or group has acquired beneficial ownership of 15% or more of our outstanding common shares; or

•	the expiration date of the rights agreement.

The rights will expire at the close of business on March 9, 2009, unless we redeem or exchange them before that date.

The above description of our rights plan is not intended to be a complete description. For a full description of the rights plan, you should read the rights agreement. The rights agreement is included as an exhibit to the registration statement of which this prospectus is a part. You may obtain a copy of this agreement at no charge by writing to us at the address listed on page 2.

DESCRIPTION OF COMMON SHARES

The following description of the common shares sets forth certain general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement providing that common shares will be issuable upon conversion of preferred shares or upon the exercise of warrants or rights. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Declaration of Trust, as amended, and our Amended and Restated Bylaws.

Common Shares

All common shares offered by any applicable prospectus supplement will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our Board of Trustees out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of an adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on transfer of our shares, including Series F Preferred Shares and Series G Preferred Shares. For more information, see “Description of Series F Preferred Shares” or “Description of Series G Preferred Shares” in this prospectus.

Each outstanding common share entitles the holder to one vote on a non-cumulative basis on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees. Except as provided with respect to any other class or series of shares, the holders of our common shares will possess the exclusive voting power.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. All common shares will have equal dividend, liquidation and other rights.

Power To Reclassify Our Shares

Our Declaration of Trust authorizes our Board of Trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of shares of each class or series, our Board is required by Maryland law and by our Declaration of Trust to set, subject to the restrictions on transfer of shares contained in our Declaration of Trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Power To Issue Additional Common Shares And Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

The description of the limitations on the liability of shareholders of ours set forth under “Description of Preferred Shares — Other Preferred Shares” is applicable to holders of common shares.

The Registrar and Transfer Agent for our common shares is Computershare Investor Services, LLC.

Restrictions On Ownership And Transfer

For us to continue to qualify as a REIT under the Code, (i) not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

The Declaration of Trust, as amended, subject to certain exceptions, provides that no holder (other than (i) Herbert Glimcher, (ii) David Glimcher and (iii) any other person approved by our Board of Trustees, at their option and in their discretion, provided that such approval will not result in the termination of our status as a REIT, are excepted persons) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the 8% ownership limit of the lesser of the number or value (in either case as determined in good faith by our Board of Trustees) of the total outstanding shares of the Company. In order to be considered by our Board of Trustees as an excepted person, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The articles supplementary for any series of preferred shares may provide, subject to certain exceptions, that no holder other than an excepted person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the lesser of the number or the value (in either case as determined in good faith by our Board of Trustees) of the total outstanding preferred shares of the Company. Our Board of Trustees has previously waived or exempted, and may in the future waive or exempt, either of the ownership limits if evidence satisfactory to our Board of Trustees and our tax counsel is presented, that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the intended transferee must give written notice to us of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by our Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of either of the ownership limits. The limitation on ownership of common shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David Glimcher is an aggregate of 25% of the lesser of the number or value of our outstanding common shares, preferred shares or common shares acquired in conversion of any convertible preferred shares (collectively, “Shares”).

The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in the best interests of us to attempt to qualify, or to continue to qualify, as a REIT. The ownership limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the ownership limits may delay, defer or prevent a change of control of us that might involve a premium price for our Shares or otherwise be in the best interest of the shareholders. Any change in the ownership limits would require an amendment to our Declaration of Trust, as amended.

Any transfer or issuance of shares or any security convertible into shares that would (i) create a direct or indirect ownership of shares in excess of either of the ownership limits, (ii) with respect to transfers only, result in shares being owned by fewer than 100 persons or (iii) result in our being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. Our Declaration of Trust, as amended, provides that we, by notice to the holder, may purchase any or all shares that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit or would otherwise jeopardize our REIT status. The articles supplementary for any series of preferred shares will provide that we, by notice to the holder, may purchase any or all preferred shares that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning preferred shares in excess of the preferred shares ownership limit or would otherwise jeopardize our REIT status. The purchase price of any of these shares shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or such price for the shares on the principal exchange if then listed on more than one national securities exchange, or, if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by our Board of Trustees in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by us. From and after the date fixed for purchase by our Board of Trustees, the holder of such shares to be purchased by us shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any distribution paid to a proposed transferee on excess shares or excess preferred shares prior to the discovery by us that such shares have been transferred in violation of the provisions of our Declaration of Trust, as amended, or articles supplementary shall be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any of these shares shall be deemed, at our option, to have acted as an agent for us in acquiring these shares and to hold these shares for us.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding (i) shares or (ii) preferred shares must give a written notice to us containing the information specified in our Declaration of Trust, as amended, or articles supplementary, as the case may be, by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

These ownership limitations may delay, defer or prevent a change in control of us unless our Board of Trustees determine that maintenance of REIT status is no longer in the best interests of us.

All certificates evidencing common shares and preferred shares will bear a legend referring to the restrictions described above.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND AMENDED AND RESTATED BYLAWS

The following description of certain provisions of Maryland law and of our Declaration of Trust and Amended and Restated Bylaws is only a summary. For a complete description, we refer you to Maryland law, our Declaration of Trust and our Amended and Restated Bylaws. See “Where You Can Find More Information.”

Classification Of The Board Of Trustees

Our Declaration of Trust provides that the number of our trustees may be established by the Board of Trustees but may not be fewer than two nor more than 15. Any vacancy may be filled, at any annual or regular meeting, or at any special meeting called for that purpose, by a majority of the remaining trustees.

Pursuant to our Declaration of Trust, our Board of Trustees is divided into three classes of trustees. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at such meeting are elected to hold office for three-year terms. We believe that classification of our Board of Trustees will help to assure the continuity and stability of our business strategies and policies as determined by our Board of Trustees. Holders of common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of us, even though the tender offer or change in control might be in the best interest of our shareholders.

Removal Of Trustees

Our Declaration of Trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our Amended and Restated Bylaws authorizing our Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or

•	an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the Board of Trustees approved in advance the transaction by which such person or entity otherwise would have become an interested shareholder. However, in approving a transaction, the Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Trustees.

After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the Board of Trustees of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our Board of Trustees has exempted any business combination involving any entity owned or controlled, directly or indirectly, by (i) our executive officers and trustees, or any of them, or (ii) any other person acting in concert with, or any “group” (as defined in Section 13 of the Exchange Act of 1934, as amended, and the rules thereunder) with any of our executive officers or trustees. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our Amended and Restated Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Extraordinary Transactions; Amendment To The Declaration Of Trust

Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Declaration of Trust provides for a lesser percentage for amendments to our Declaration of Trust, which, except for amendments to specific provisions enumerated in our Declaration of Trust, may be amended by the affirmative vote of holders of not less than a majority of shares entitled to vote thereon. Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by our Board of Trustees.

Subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or sell or transfer all or substantially all of our property, if approved by the Board of Trustees and by the affirmative vote of shareholders holding not less than two-thirds of the shares entitled to be cast on the matter, if we are not the surviving entity in any merger or consolidation or in the event of a sale of property or not less than a majority of the shares entitled to be cast on the matter, in all other cases.

Termination Of The Trust

Subject to the provisions of any class or series of our shares outstanding, after approval by a majority of the entire Board of Trustees, our Company may be terminated by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice Of Trustee Nominations And New Business

Our Amended and Restated Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only pursuant to our notice of the meeting, or by the Board of Trustees or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Amended and Restated Bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board of Trustees at a special meeting may be made only pursuant to our notice of the meeting, or by our Board of Trustees, or provided that our Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions of the Amended and Restated Bylaws.

Anti-Takeover Effect Of Certain Provisions Of Maryland Law, The Declaration Of Trust, And Amended and Restated Bylaws

The business combination provisions and, if the applicable provision in our Amended and Restated Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our Declaration of Trust on classification of the Board of Trustees and removal of trustees and the advance notice provisions of our Amended and Restated Bylaws could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our shareholders or otherwise be in their best interest.

DESCRIPTION OF WARRANTS

We may, from time to time, issue warrants for the purchase of preferred shares or common shares. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as an agent of ours in connection with that series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of warrants issued;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price of the warrants may be payable;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each security;

•	the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of the warrants will be payable;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased and any provisions relating to the adjustment of such price;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS

We may from time to time, issue rights to our shareholders for the purchase of common shares, preferred shares or other securities. Each series of rights will be issued under a separate rights agreement to be entered into between, from time to time, and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of ours in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of rights.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of common shares purchasable upon exercise of the rights and the exercise price and any adjustments to such exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights shall commence and the date on which the right shall expire;

•	any special United States federal income tax consequences; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

DESCRIPTION OF PURCHASE CONTRACTS

We may, from time to time, issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of common shares or preferred shares or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe the terms of any purchase contracts. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately; and any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and any material provisions of the governing unit agreement that differ from those described above.

UNITED STATES FEDERAL INCOME TAXATION OF THE COMPANY

The following is a general summary of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) governing the United States federal income tax treatment of a REIT and of certain United States federal income tax considerations relevant to the purchase, ownership and disposition of the offered securities. This general summary is not intended to be, and is not, tax advice to any potential purchaser. The provisions summarized are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, current and temporary regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold the offered securities as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his or her personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the Code, including, but not limited to, tax-exempt organizations, insurance companies, financial institutions, shareholders holding securities as part of a hedge or straddle, foreign taxpayers and broker-dealers.

The information in this section is based on the Code, the Treasury Regulations, current administrative interpretations, and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), the legislative history of the Code, and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

EACH PROSPECTIVE PURCHASER OF THE OFFERED SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

The following discussion addresses the material United States federal income tax considerations relevant to purchasers of the offered securities. The supplemental prospectus under which any such securities are issued may include additional tax considerations. EACH PROSPECTIVE PURCHASER OF THE OFFERED SECURITIES SHOULD CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT.

General

We elected to be taxed as a REIT subject to Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot assure you, however, that such requirements have been met or will be met in the future. We intend to continue to operate in a manner that will enable us to qualify for taxation as a REIT, but we cannot assure you that we will operate in a manner so as to qualify or remain qualified. Moreover, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below. Accordingly, we cannot be sure that the actual results of our operation for any one taxable year will satisfy such requirements. If we do qualify for tax treatment as a REIT, we will generally not be subject to United States federal corporate income taxes on net income that we distribute to shareholders.

We will be subject to United States federal income tax, however, as follows: First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” to the extent that tax exceeds the regular tax. Third, if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if we should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company’s profitability. Sixth, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such an asset during the 10-year period (the “Recognition Period”) beginning on the date on which such asset was acquired by us, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate. However, for acquisitions of assets from a C corporation occurring on or after January 2, 2002, the C corporation may elect to be subject to immediate tax by recognizing gain as if it had sold the acquired assets to an unrelated third party at fair market value immediately before the transaction, in lieu of the REIT recognizing gain upon a later disposition of such assets within the 10-year recognition period. Eighth, if we receive non-arm’s length income from a taxable REIT subsidiary (as defined below under “— Qualified REIT Subsidiaries and Taxable REIT Subsidiaries”), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on such amounts.

Requirements for Qualification

A REIT is defined in the Code as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the “Five or Fewer Requirement”); and (vii) which meets certain income and asset tests described below. Conditions (i) to (iv), inclusive, must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to “look-through” exception in the case of condition (vi).

We believe we have satisfied the share ownership requirements set forth in (v) and (vi) above. In addition, our Declaration of Trust provides restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in “Description of Preferred Shares — Other Preferred Shares — Restrictions on Transfer” and “Description of Common Shares — Restrictions on Ownership and Transfer.” If we comply with regulatory rules pursuant to which we are required to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our stock, but we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the requirement described in (vi) above. If we were to fail to comply with these regulatory rules for any year, we would be subject to a $25,000 penalty. If our failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

Ownership of a Partnership Interest

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities, and items of income of the GPLP and any other partnerships in which we hold an interest will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein, provided that the GPLP and other partnerships are treated as a partnership for United States federal income tax purposes and are not taxable as a corporation for United States federal income tax purposes.

If the GPLP or any other partnership in which we hold an interest were to be treated as an association taxable as a corporation for United States federal income tax purposes, such entity would be subject to an entity-level corporate tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests (see “— Income Tests” and “— Asset Tests” below), and in turn may prevent us from qualifying as a REIT.

Income Tests

There are two percentage tests relating to the sources of our gross income that we must satisfy annually to maintain our qualification as a REIT. First, at least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from rents from real property and other items relating to investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. As discussed earlier, in applying these tests, if we invest in a partnership, such as the GPLP, we will be treated as realizing our share of the income and bearing our share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

Rents we receive will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as “rents from real property” if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in such subsidiary. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (determined by comparing the fair market value of the personal property leased by the tenant to the fair market value of all the property leased by the tenant), then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, we may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. We will, in a timely manner, hire independent contractors from whom we derive no revenue to perform such services, except that we will directly perform services under certain of our leases with respect to which we believe that our performance of such services will not cause the rents to fail to qualify as “rents from real property.” We believe that each of the above requirements has been satisfied. In addition, we are permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as “rents from real property.”

The term “interest” generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company’s profitability.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation) and government securities. Second, not more than 25% of the value of our total assets may be represented by securities other than those includible in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s securities (other than securities issued by another REIT or by a taxable REIT subsidiary) may not exceed 5% of the value of our total assets. Fourth, not more than 20% of our total assets may constitute securities issued by taxable REIT subsidiaries. Finally, of the investments included in the 25% asset class, we may not own more than 10% of the outstanding securities by vote or value (except for any grandfathered securities in existence on July 12, 1999 as described below under the heading “Qualified REIT Subsidiaries and Taxable REIT Subsidiaries”) of any one issuer (other than issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or debt instruments that are considered straight debt under a safe harbor provision of the Code). Interests in partnerships are generally not treated as “securities” for purposes of this test, but instead a look through rule applies.

Annual Distribution Requirements

In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain dividends) to our shareholders which qualify for the dividends paid deduction in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the after tax net income, if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular distribution payment after such declaration. Dividends declared in October, November or December of any year and payable to a shareholder of record on a specified date in any of those months shall be treated as both paid by the Company and received by the shareholders on December 31 of that year if the Company actually pays the dividend on or before January 31 of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (i) timing differences between (a) the actual receipt of income and actual payment of deductible expenses and (b) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or (ii) the payment of severance benefits or other amounts that may not be deductible to us. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the IRS, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Qualified REIT Subsidiaries and Taxable REIT Subsidiaries

REITs may own wholly-owned subsidiaries which are “qualified REIT subsidiaries.” A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” described below, that is wholly-owned by a REIT, directly or indirectly through disregarded subsidiaries. A qualified REIT subsidiary is not treated as a separate corporation. Thus, all assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated for United States federal income tax purposes as assets, liabilities, and items of income, deduction and credit of ours, including for purposes of the REIT income and assets tests. Any qualified REIT subsidiary will not be subject to United States federal corporate income tax, but it may be subject to state and local taxation in some states. A REIT may also own up to 100% of the stock in a corporation that constitutes a “taxable REIT subsidiary,” provided that the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. Additionally, any corporation in which a taxable REIT subsidiary owns more than 35% of the voting power or value is itself a taxable REIT subsidiary. A taxable REIT subsidiary can perform impermissible tenant services without causing the REIT to be treated as having received impermissible tenant services income under the REIT income tests.

A taxable REIT subsidiary will pay tax at regular corporate income tax rates on its taxable net income. A taxable REIT subsidiary, however, may in certain circumstances be limited in its ability to deduct interest paid by it to the REIT. Moreover, the Code provides a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

•	Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services, or amounts received by an independent contractor from whom the REIT does not derive any income.

•	Redetermined rents do not include de minimis payments received by the REIT for non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

•	The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, so long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

•	The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT’s property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

•	The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary’s direct cost of rendering the services.

•	The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arms’ length basis even though a taxable REIT subsidiary provided services to the tenants.

Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

A REIT will be prohibited from owning more than 10%, by vote or by value, of the securities, other than specified debt securities, of any issuer. This does not apply, however, to taxable REIT subsidiaries, qualified REIT subsidiaries (discussed above) and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities if:

•	the non-qualified subsidiary was established on or before July 12, 1999,

•	the subsidiary does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary), and

•	the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary).

Except for certain corporations (with respect to each of which an election to be treated as a taxable REIT subsidiary of the Company has been filed or the stock of which is owned more than 35% by another taxable REIT subsidiary), various qualified REIT subsidiaries, and corporations in which we are permitted to own in excess of 10% in value under the grandfather provisions described above, there is no corporation in which we own securities that exceed 10% of either the vote or value of the corporation. Thus, we will not violate the general limitation on a REIT’s ownership of 10% of the vote or value of the securities of a corporation. Furthermore, we do not expect that through our ownership of any corporation, directly or indirectly, we will violate the requirement that the value of all securities in taxable REIT subsidiaries held by a REIT not exceed 20% of the value of all of the assets of the REIT. Finally, we do not expect that we will incur any liability for the 100% tax imposed on redetermined rents, redetermined deductions, or excess interest as a result of the election to treat any such corporation as a taxable REIT subsidiary.

Failure To Qualify As A Real Estate Investment Trust

Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above and are ineligible for relief from such failure. In that event, we will be subject to tax (including any applicable minimum tax) on our taxable income at regular corporate rates, and we will be unable to deduct distributions to shareholders. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will generally be eligible for the dividends received deduction for corporate shareholders. We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and we establish that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

United States Federal Income Taxation Of U.S. Holders

Except as otherwise provided herein, the following summary discusses United States federal income tax consequences to U.S. Holders (defined below) of investing in the offered securities. As used herein, the term “U.S. Holder” means a beneficial owner of the offered securities that is for United States federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized under the laws of the United States or of any state thereof or in the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or has made a valid election to be treated as a United States person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of the offered securities that is not a U.S. Holder. If an entity or arrangement treated as a partnership for United States federal income tax purposes holds the offered securities, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the offered securities should consult its own tax advisor regarding the United States federal income tax consequences to the partner of the acquisition, ownership and disposition of the offered securities by the partnership.

General

So long as we qualify for taxation as a REIT, distributions with respect to common shares, preferred shares or common shares acquired in conversion of any convertible preferred shares (collectively “Shares”) made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by our U.S. Holders as ordinary income for United States federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held his or her shares. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

For individual U.S. Holders, the maximum United States federal income tax rate applicable to items of ordinary income and net short-term capital gains for taxable years ending before January 1, 2011, is 35%. Long-term capital gains recognized before January 1, 2011, are taxed for individual U.S. Holders at a maximum rate of 15% (for gains from capital assets held for more than one year). Certain qualified dividends in the hands of individual U.S. Holders will be taxed at a maximum rate of 15% effective through December 31, 2010. If a dividend is not a qualified dividend, then such dividend would be taxed at the ordinary income tax rates of up to 35%.

Except as set forth below, a REIT’s individual U.S. Holders generally will not benefit from the 15% maximum tax rate with respect to dividends paid by the REIT because such dividends are generally not subject to taxation at the REIT level. However, there are at least three circumstances in which an individual U.S. Holder of a REIT will be subject to tax on dividends paid by the REIT at a maximum rate of 15%. First, distributions designated as long-term capital gain dividends may be eligible for the maximum rate of 15%. Second, dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries, may be eligible for the 15% maximum rate. Third, dividends attributable to income upon which the REIT has paid corporate income tax (this would occur if, for example, the REIT incurs corporate level tax due to the failure to distribute the requisite minimum amount of income, or due to recognition of certain “built-in” gains) may be eligible for the 15% maximum rate.

If we elect to retain and pay income tax on any net long term capital gain, our U.S. Holders would include in their income as long term capital gain their proportionate share of such net long term capital gain. A U.S. Holder would also receive a tax credit for such U.S. Holder’s proportionate share of the tax we paid on such retained capital gains and an increase in its basis in our shares in an amount equal to the U.S. Holder’s includible capital gains less its share of the tax deemed paid.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s Shares. U.S. Holders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a U.S. Holder who holds his or her Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a U.S. Holder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such U.S. Holder previously received capital gain distributions with respect to such Shares.

Capital gain we realize on the sale of our assets generally will equal the difference between the sale price and our tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the “Contributed Properties”) to the

GPLP was not fully taxable, the GPLP’s initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors’ basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis may not result in a greater taxable gain to us than would have been the case if the Contributed Properties had been purchased by us in a fully taxable transaction. Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if we had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, we may be entitled to greater depreciation deductions in the initial years following our formation. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

U.S. Holders may not include in their individual United States federal income tax returns any of our net operating losses or capital losses. In addition, any distribution we declare in October, November or December of any year payable to a U.S. Holder of record on a specified date in any such month shall be treated as both paid by us and received by the U.S. Holder on December 31 of such year, provided that we actually pay such distribution no later than January 31 of the following year. We may be required to withhold a portion of capital gain distributions to any U.S. Holders who fail to certify their non-foreign status to us.

The IRS has ruled that if a REIT’s dividend reinvestment plan allows U.S. Holders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 90% distribution test described above at “United States Federal Income Taxation of the Company — Annual Distribution Requirements.” Under the terms of our Distribution Reinvestment and Share Purchase Plan (the “Purchase Plan”), shares are generally thereunder acquired at a price not less than 95% of the fair market value of the shares after giving effect to certain items such as any discount and brokerage fees we paid. Thus, distributions reinvested under the Purchase Plan should count towards satisfying the 90% distribution test. U.S. Holders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested (i.e., the tax is not deferred until the shares received from participation in the Purchase Plan are sold or disposed of).

Conversion of Convertible Preferred Shares into Common Shares

No gain or loss will be recognized to a U.S. Holder upon conversion of any convertible preferred shares solely into common shares. However, gain realized upon the receipt of cash paid in lieu of fractional common shares will be taxed immediately to a converting U.S. Holder. Except to the extent of cash paid in lieu of fractional common shares, the adjusted tax basis for the common shares received upon the conversion will be equal to the adjusted tax basis of any convertible preferred shares converted, and the holding period of the common shares will include the holding period of any convertible preferred shares converted. A holder of any convertible preferred shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into common shares.

Adjustment of Conversion Price

Section 305(c) of the Code and the Treasury Regulations thereunder treat as a dividend certain constructive distributions of shares with respect to preferred shares. The operation of the conversion price adjustment provisions of any convertible preferred shares, or the failure to adjust fully the conversion price for any convertible preferred shares to reflect a distribution of shares, share warrants or share rights with respect to the common shares, or a reverse share split, may result in the deemed receipt of a dividend by the holders of any convertible preferred shares or the common shares if the effect is to increase such holders’ proportionate interests in us. However, adjustments to reflect nontaxable share splits or distributions of shares, share warrants or share rights will, generally, not be so treated. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

Redemption Premium of Preferred Shares

If the redemption price of preferred shares that are subject to redemption exceeds their issue price (we refer to such excess as a “redemption premium”), in certain situations the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares are first redeemable (we refer to such deemed distribution as a “constructive distribution”). A constructive distribution may occur only if the preferred shares are subject to a redemption premium, and only if (1) we are required to redeem the shares at a specified time, (2) the holder of the shares has the option to require us to redeem the shares, or (3) we have the right to redeem the shares, but only if under applicable regulations, redemption pursuant to that right is more likely than not to occur. Further information regarding the possible tax treatment of redemption premiums with respect to any preferred shares will be set forth in the applicable prospectus supplement for such preferred shares.

Gain or loss recognized by a holder on a redemption of preferred shares will be treated as a gain or loss from the sale or exchange of the preferred shares (see “— Other Disposition” below), if, taking into account shares that are actually or constructively owned under the rules of Code Section 318 by such holder, either (i) the holder’s interest in common shares and preferred shares is completely terminated as a result of the redemption, (ii) the redemption is “substantially disproportionate” with respect to the holder or (iii) the redemption is “not essentially equivalent to a dividend”. Whether a redemption is not essentially equivalent to a dividend depends on each holder’s facts and circumstances, but in any event, requires a “meaningful reduction” in such holder’s interest in us.

If none of the above conditions are satisfied, the entire amount of the cash received on a redemption of the preferred shares will be treated as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits). The holder’s basis in the redeemed preferred shares would, in such case, be transferred to the holder’s remaining shares of ours (if any).

Other Disposition

Upon the sale or exchange of Shares to or with a person other than us or a sale or exchange of Shares with us to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder’s adjusted tax basis in such shares. For these purposes, the period for which any convertible preferred shares was held would be included in the holding period of any common shares received upon conversion thereof.

Warrants

A holder generally will not recognize income or loss upon the acquisition of a warrant. A holder who receives shares upon the exercise of a warrant should not recognize gain or loss except to extent of any cash received for fractional shares. Such a holder would have a tax basis in the shares acquired pursuant to a warrant equal to the amount of the purchase price allocated to the warrant plus the amount paid for the shares pursuant to the warrant. The holding period for the shares acquired pursuant to a warrant would begin on the date of exercise. Upon the subsequent sale the shares acquired pursuant to a warrant or upon a sale of a warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such shares or warrant, as the case may be. The foregoing assumes that warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to our Shares and that Code Section 1092 will not apply.

Debt Securities

This section describes the material United States federal income tax consequences to U.S. Holders of owning the debt securities that we may offer. It applies to U.S. Holders who purchase debt securities that are not original issue discount or zero coupon debt securities and that were acquired in an initial offering at the offering price. If you purchase these debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your own tax advisor regarding this possibility.

The tax consequences of owning any debt securities that are zero coupon debt securities, original issue discount debt securities, floating rate debt securities or indexed debt securities that we offer will be discussed in the applicable prospectus supplement.

A U.S. Holder will be taxed on interest on debt securities at ordinary income rates at the time such U.S. Holder receives the interest or when it accrues, depending on such U.S. Holder’s method of accounting for tax purposes.

A U.S. Holder’s tax basis in the debt security will generally be its cost. A U.S. Holder will generally recognize capital gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and the tax basis in the debt security.

Backup Withholding, Information Reporting and Other Information

Information-reporting requirements, generally, will apply to certain U.S. Holders with regard to certain payments such as payments of dividends on our stock, payments of interest on our debt securities and payments of the proceeds of the sale of our stock, unless an exception applies. In addition, under the backup withholding rules, we would be required to withhold at the applicable tax rate (currently at the rate of 28%) from payments subject to information reporting when (i) a shareholder fails to supply a correct taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding; or (ii) the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect TIN. A shareholder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions or proceeds of a redemption of our shares made to any U.S. Holders who fail to certify their non-foreign status to us. Furthermore, if you are a U.S. Holder, payments made to you by a broker upon sale of our shares generally will be subject to the information reporting and backup withholding rules described above. Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the shareholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more “reportable transactions” requiring us to file an information return. In addition, other “material advisors” to the Company may each be required to maintain for a specified period of time a list containing certain information regarding the “reportable transaction,” and the IRS could inspect such lists upon request. You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares, or transactions that might be undertaken by us.

United States Federal Income Taxation Of Non-U.S. Holders

The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Holders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws with regard to an investment in the offered securities, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

Distributions With Respect to Shares Held by Non-U.S. Holders

Distributions that are not attributable to gain from our sale or exchange of United States real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a United States federal withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business, the Non-U.S. Holder generally will be subject to United States federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold United States federal income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Holder unless (i) a lower treaty rate applies and the Non-U.S. Holder files an IRS Form W-8BEN with the Company claiming a lower treaty rate or (ii) the Non-U.S. Holder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder’s Shares, they will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sale or exchange of United States real property interests will be taxed to a Non-U.S. Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions are taxed to a Non-U.S. Holder as if such gain were effectively connected with a United States business. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. We are required to withhold 35% of any distribution that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Holder’s FIRPTA tax liability.

Disposition of Shares Held by Non-U.S. Holders

Gain recognized by a Non-U.S. Holder upon a sale of Shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Holder if (i) investment in the Shares is effectively connected with the Non-U.S. Holder’s United States trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price. If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder’s sale of the Company’s Shares generally will still not be subject to tax if (a) the Shares are “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and (b) the selling Non-U.S. Holder held 5% or less of the Company’s outstanding securities at all times during a specified testing period of up to 5 years.

Taxation of Non-U.S. Holders of Debt Securities

If you are a Non-U.S. Holder of debt securities, interest paid to you generally will not be subject to U.S. federal income taxes or withholding taxes if the interest is not effectively connected with your conduct of a trade or business within the United States, provided that you:

•	do not actually or constructively own a 10% or greater interest in us;

•	are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	are not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	provide the appropriate certification as to your foreign status.

You can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold our debt securities through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certification to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If you do not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your U.S. trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. Holders generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your U.S. trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, you must provide a properly-executed Form W-8BEN before the payment of interest and you may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

If you are a Non-U.S. Holder of our debt securities, you will generally not be subject to U.S. federal income tax or withholding tax on any amount which constitutes capital gain upon retirement or disposition of a debt security, unless any of the following is true:

•	your investment in our debt securities is effectively connected with your conduct of a U.S. trade or business;

•	if you are a Non-U.S. Holder who is a nonresident alien individual holding the debt securities as a capital asset, you are present in the United States for 183 or more days (based on certain formulas which can include days present in the United States in previous years) in the taxable year within which sale, redemption or other disposition takes place, and certain other requirements are met; or

•	you are subject to provisions of U.S. tax laws applicable to certain U.S. expatriates.

If you have a U.S. trade or business and the investment in our debt securities is effectively connected with that trade or business, the payment of the sales proceeds with respect to our debt securities would be subject to U.S. federal income tax on a net basis at the rate applicable to U.S. Holders generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt securities is effectively connected with the foreign corporation’s U.S. trade or business.

Backup Withholding, Information Reporting and Other Information

The United States Treasury Department has issued final regulations regarding the withholding and information reporting effective for payments made on or after January 1, 2001. Pursuant to final regulations, Non-U.S. Holders are required to file with a U.S. payor an Internal Revenue Service Form W-8BEN or other appropriate forms and certificates indicating the identities and addresses of the beneficial owners of such shares. In addition, generally, foreign pass-through entities such as partnerships or grantor trusts which are shareholders of ours are required to provide Forms W-8BEN or other appropriate forms and certificates on behalf of persons with interests in such entities. Non-U.S. Holders who do not comply with these disclosure requirements will be unable to obtain the benefits of reduced rates of withholding pursuant to treaties or the Code, and may be subject to backup withholding, as described above.

The backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to Non-U.S. Holders, or to payments that are exempt from that tax by application of a tax treaty or special exception. To avoid backup withholding on payments such as dividends, Non-U.S. Holders must certify their nonresident status, by completing and signing a Form W-8BEN (or permissible substitute form) or other appropriate forms and certificates. If you are a Non-U.S. Holder, payments made to you by a broker will not be subject to information reporting or backup withholding, as long as you certify your foreign status.

Any amounts withheld from a payment to a shareholder under the backup withholding rules can be credited against any United States federal income tax liability of the holder. Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the shareholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more “reportable transactions” requiring us to file an information return. In addition, other “material advisors” to us may each be required to maintain for a specified period of time a list containing certain information regarding the “reportable transaction,” and the IRS could inspect such lists upon request. You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares, or transactions that might be undertaken by us.

Tax-Exempt Shareholders

Dividends paid to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute “unrelated business taxable income” (“UBTI”) unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT’s distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for United States federal income tax purposes but for the application of a “look-through” exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the “look-through” exception.

State, Local And Foreign Taxation

We and our shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which we or they transact business or reside. Such state, local or foreign taxation may differ from the United States federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, certain legal matters, including the legal authorization and issuance of the securities and legal matters concerning Maryland law in this prospectus, will be passed upon for us by Squire, Sanders & Dempsey L.L.P. and tax legal matters will be passed upon for us by McDonald Hopkins LLC . If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and schedule as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, trustees and persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

           Shares

Glimcher Realty Trust

Common Shares of Beneficial Interest

Goldman, Sachs & Co.

KeyBanc Capital Markets